As filed with the Securities and Exchange Commission on February 14, 2006
                              REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         UNIVERSAL DETECTION TECHNOLOGY

             (Exact Name of Registrant as Specified in Its Charter)

   CALIFORNIA                          3823                     95-2746949
(State or Other                (Primary Standard            (I.R.S. Employer
 Jurisdiction of                    Industrial                Identification
Incorporation or               Classification Code                Number)
  Organization)                      Number)

                         9595 WILSHIRE BLVD., SUITE 700
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 248-3655

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 JACQUES TIZABI
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                         UNIVERSAL DETECTION TECHNOLOGY
                         9595 WILSHIRE BLVD., SUITE 700
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 248-3655
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Services)

                                 WITH A COPY TO:

                               DARRIN OCASIO ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, SUITE 2100
                            NEW YORK, NEW YORK 10018
                            TELEPHONE: (212) 930-9700
                            FACSIMILE: (212) 930-9725

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                     CALCULATION OF REGISTRATION FEE
============================== ================= ==================== ======================= ================
                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
  TITLE OF EACH CLASS OF         AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING   REGISTRATION FEE
SECURITIES TO BE REGISTERED       REGISTERED            UNIT                PRICE (1)
------------------------------ ----------------- -------------------- ----------------------- ----------------
Common Stock, no par value (2)    100,000,000          $0.08               $8,000,000             $856.00
                                     Shares

Common Stock, no par value (3)      6,122,470          $0.15               $918,370.5             $98.27
                                     Shares

Common Stock, no par value (4)      3,600,000          $0.17               $612,000               $65.48
                                     Shares

Common Stock, no par value (5)      1,100,000          $0.08               $88,000                $9.4
                                     Shares
------------------------------ ----------------- -------------------- ----------------------- ----------------
Total                             110,822,470                              $9,618,370.5           $1,029.15
============================== ================= ==================== ======================= ================

------------
      (1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low prices of registrant's common stock reported on The Over the Counter Bulletin Board on February 13, 2006.

      (2)   Represents shares issuable upon sales under the Investment
            Agreement.

      (3)   Represents shares issuable upon exercise of warrants.

      (4)   Represents shares issuable upon exercise of warrants.

      (5)   Represents shares issuable for consulting services.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2006

                                   PROSPECTUS

                         UNIVERSAL DETECTION TECHNOLOGY

                       110,822,470 SHARES OF COMMON STOCK

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus relates to the resale of up to 110,822,470 shares of common stock by the selling stockholders named in this prospectus. The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders:
o up to 100,000,000 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit with European Equity Group;
o 6,122,470 shares underlying warrants with a term of five (5) years and an exercise price of $0.15;
o 3,600,000 shares underlying warrants with a term of three (3) years and an exercise price of $0.17;
o     1,100,000 shares issuable for consulting services.

A "put right" permits us to require European Equity Group to buy shares of our common stock pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to an aggregate of approximately $10,000,000 in shares of our common stock to European Equity Group. European Equity Group will pay us 93% of the lowest closing Best Bid price (highest posted bid price) of our common stock during the five trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

With the exception of European Equity Group, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

We are not selling any shares of common stock in this offering and therefore we will not receive any proceeds from the resale of our common stock by the selling stockholders. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants.

The selling stockholders may offer for resale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "UDTT." The last reported sale price of our common stock on February 9, 2006, was $0.085 per share.

You should read this prospectus carefully before you invest.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, the date of this prospectus is __________, 2006.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................ 1

RISK FACTORS.................................................................. 2

FORWARD-LOOKING STATEMENTS.................................................... 9

USE OF PROCEEDS............................................................... 9

MARKET PRICE OF SECURITIES....................................................10

DIVIDEND POLICY...............................................................10

PLAN OF OPERATION.............................................................10

BUSINESS......................................................................16

MANAGEMENT....................................................................22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................26

SELLING STOCKHOLDERS..........................................................27

PLAN OF DISTRIBUTION..........................................................33

DESCRIPTION OF SECURITIES.....................................................34

LEGAL MATTERS.................................................................35

EXPERTS ......................................................................35

WHERE YOU CAN FIND MORE INFORMATION...........................................35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1

                               PROSPECTUS SUMMARY

YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                         UNIVERSAL DETECTION TECHNOLOGY

We are engaged in the research and development of bio-terrorism detection devices. In August 2002, we entered into a Technology Affiliates Agreement with the NASA Jet Propulsion Laboratory ("JPL"), to develop technology for our bio-terrorism detection equipment. Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we initially referred to as the Anthrax Smoke Detector and later renamed BSM-2000. BSM-2000 is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. BSM-2000 combines a bio-aerosol capture device with a chemical test for bacterial spores that we believe will provide accurate results in a timely fashion. Our system is designed to function fully automated and at a low cost compared to existing technologies. We unveiled the first functional prototype of BSM-2000 at a press conference on May 6, 2004, and received our first purchase order in the third quarter of 2004. We are currently conducting simulated tests to further enhance the functionality of our device. In 2006 we plan to conduct field tests in different environments and conditions in order to obtain empirical data to improve the overall design and functionality of our BSM-2000 product.

We have not realized any revenues from sales of our products since the beginning of fiscal 2002, the commencement of development of our BSM-2000. We have incurred losses for the fiscal years ended December 31, 2004 and 2003 in the approximate amounts of $5.8 and $4.7, respectively, and have an accumulated deficit of $26.5 million as of December 31, 2004. At December 31, 2004, we were in default on certain debt obligations totaling approximately $275,000, including accumulated interest of approximately $198,688.

We require approximately $2.0 million in the next 12 months to repay debt obligations and execute our business plan. We do not anticipate that our cash on hand is adequate to meet our operating expenses over the next 12 months. Also, we do not believe we have adequate capital to repay all of our debt currently due and becoming due in the next 12 months. We principally expect to raise funds through the sale of equity or debt securities. However, during the past 12 months, management spent the substantial majority of its time on sales and marketing of BSM-2000 in target markets. These activities diverted management from the time it otherwise would spend negotiating sales of securities to raise capital. In addition, the recent price and volume volatility in the common stock has made it more difficult for management to negotiate sales of its securities at a price it believes to be fair to the Company. We actively continue to pursue additional equity or debt financing, but cannot provide any assurances that it will be successful. If we are unable to pay our debt as it becomes due and are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

In the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida.

In the first quarter of 2005, we received an additional purchase order from Secure Wrap for one unit for installation at their site at the Miami International Airport. We expected to ship this unit in the second quarter of 2005, following completion of an appropriate response plan approved by Secure Wrap. As we did with our first purchase order from Secure Wrap, we have agreed to postpone the fulfillment of this purchase order until the completion of our principal field tests and third party verifications.

We were incorporated on December 24, 1971, under the laws of California. Our corporate headquarters are located at 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212. Our telephone number is (310) 248-3655.

                                  RISK FACTORS

BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD UNDERSTAND THE HIGH DEGREE OF RISK INVOLVED. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS DISCUSSED BELOW ALSO INCLUDE FORWARD-LOOKING STATEMENTS, AND OUR ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS.

OUR INDEPENDENT AUDITORS' REPORT EXPRESSES DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors' report, dated February 25, 2005, includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2004, and the sale of our operating subsidiary in March 2002. We have experienced operating losses since the date of the auditors' report and in prior years. Our auditor's opinion may impede our ability to raise additional capital on terms acceptable to us. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors. If we are unable to continue as a going concern, your entire investment in us could be lost.

WE ARE IN DEFAULT OF A SUBSTANTIAL PORTION OF OUR DEBT AND DO NOT HAVE ADEQUATE CASH TO FUND OUR WORKING CAPITAL NEEDS. OUR FAILURE TIMELY TO PAY OUR INDEBTEDNESS MAY REQUIRE US TO CONSIDER STEPS THAT WOULD PROTECT OUR ASSETS AGAINST OUR CREDITORS.

If we cannot raise additional capital, we will not be able to repay our debt or pursue our business strategies as scheduled, or at all, and we may cease operations. We have been unable to pay all of our creditors and certain other obligations in accordance with their terms, and as a result, at December 31, 2005 we are in default on a substantial portion of our debt totaling approximately $1,104,919, excluding accumulated interest of approximately $561,310. In the aggregate, as of September 30, 2005, we have approximately $1,552,584 million in debt obligations, including interest, owing within the next 12 months. We cannot assure you that any of these note-holders will agree to extend payment of these debt obligations or ultimately agree to revise the terms of this debt to allow us to make scheduled payments over an extended period of time.

We have nominal cash on hand and short-term investments and we do not expect to generate material cash from operations within the next 12 months. We have attempted to raise additional capital through debt or equity financings and to date have had limited success. The down-trend in the financial markets has made it extremely difficult for us to raise additional capital. In addition, our common stock trades on The Over the Counter Bulletin Board which makes it more difficult to raise capital than if we were trading on The Nasdaq Stock Market. Also, our default in repaying our debt restricts our ability to file registration statements, including those relating to capital-raising transactions, on Form S-3, which may make it more difficult for us to raise additional capital. In July 2004, we completed a private placement resulting in net proceeds to us of approximately $2.5 million, all of which have been used. As a condition to this financing however, we agreed that we would not use the net proceeds to repay any of our debt outstanding as of the closing of the financing. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

WE HAVE A HISTORY OF LOSSES AND WE DO NOT ANTICIPATE THAT WE WILL BE PROFITABLE IN FISCAL 2005.

We do not anticipate material sales of the BSM-2000 until after we complete all testing and modifications, which is contingent principally upon receipt of adequate funding and our ability to continue to form collaborative arrangements with qualified third parties to engage in that testing at nominal cost to us. We have not been profitable in the past years and had an accumulated deficit of approximately $30 million at December 31, 2005. We have not had revenues from sales of our products since the beginning of fiscal 2002, the commencement of development of our BSM-2000. During the nine months ended September 30, 2005, and the fiscal years ended December 31, 2004 and 2003, we have experienced losses of $2.6 million, $5.8 million and $4.7 million, respectively. Achieving profitability depends upon numerous factors, including our ability to develop, market and sell commercially accepted products timely and cost-efficiently. We do not anticipate that we will be profitable in fiscal 2005.

IF WE OBTAIN FINANCING, EXISTING SHAREHOLDER INTERESTS MAY BE DILUTED.

If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. In addition, any convertible securities issued may not contain a minimum conversion price, which may make it more difficult for us to raise financing and may cause the market price of our common stock to decline because of the indeterminable overhang that is created by the discount to market conversion feature. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot assure you that additional financing will be available when and to the extent we require or that, if available, it will be on acceptable terms.

IF WE CANNOT PARTNER WITH THIRD PARTIES TO ENGAGE IN RESEARCH AND DEVELOPMENT AND TESTING OF OUR DEVICE AT MINIMAL COST TO US, OUR PRODUCT DEVELOPMENT WILL BE DELAYED.

We contract with third parties at minimal cost to us to conduct research and development activities and we expect to continue to do so in the future. Under our agreement with JPL, it will engage in limited testing of our device. We have engaged in discussions with Rutgers University to conduct field testing of BSM-2000. Because we are unable to pay third parties to test our product and instead must rely on a qualified third party's willingness to partner with us to test our product, our research and development activities and the testing of our product may be delayed. In addition, since we contract with third parties for these services, we have less direct control over those activities and cannot assure you that the research or testing will be done properly or in a timely manner.

MANAGEMENT HAS NO EXPERIENCE IN PRODUCT MANUFACTURING, MARKETING, SALES, OR DISTRIBUTION. WE MAY NOT BE ABLE TO MANUFACTURE OUR BACTERIAL SPORE DETECTOR IN SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST, OR IN A TIMELY FASHION, AND MAY NOT BE ABLE TO MARKET AND DISTRIBUTE IT EFFECTIVELY, EACH OF WHICH COULD HARM OUR FUTURE PROSPECTS.

If we are unable to establish an efficient manufacturing process for the BSM-2000, our costs of production will increase, our projected margins may decrease, and we may not be able to timely deliver our product to customers. When and if we complete all design and testing of our product, we will need to establish the capability to manufacture it. Management has no experience in establishing, supervising, or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our product, although to date we have not entered into any manufacturing arrangements with any third party. Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our BSM-2000. In addition, these third party contractors may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may increase the cost of production or delay or prevent production.

In addition, if we are unable to establish a successful sales, marketing, and distribution operation, we will not be able to generate sufficient revenue in order to maintain operations. We have no experience in marketing or distributing new products. We have not yet established marketing, sales, or distribution capabilities for our BSM-2000. At this time, we have an oral agreement with KAL Consultants, Inc. to assist us with our marketing and sales efforts. To date, KAL Consultants' principal function has been to arrange meetings with potential buyers of our device, including Secure Wrap. We also plan on entering into distribution agreements with third parties to sell our BSM-2000. If we are unable to enter into relationships with third parties to market, sell, and distribute our products, we will need to develop our own capabilities. We have no experience in developing, training, or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expense. We may not be able to build a sales force on a cost effective basis or at all. Any direct marketing and sales efforts may prove to be unsuccessful. In addition, our marketing and sales efforts may be unable to compete with the extensive and well-funded marketing and sales operations of some of our competitors. We also may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us, or adequately market our products.

WE CANNOT GUARANTEE THAT OUR BIO-TERRORISM DETECTION DEVICE WILL WORK OR BE COMMERCIALLY VIABLE.

Our product in development requires testing, third party verification, potentially additional modifications and demonstration of commercial scale manufacturing before it can be proven to be commercially viable. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. These reasons include the possibilities that the product may be ineffective, unsafe, difficult or uneconomical to manufacture on a large scale, or precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the testing, modification and validation process will be completed. If our product development efforts are unsuccessful or if we are unable to develop a commercially viable product timely, we would need to consider steps to protect our assets against our creditors.

OUR PRODUCTS MAY NOT BE COMMERCIALLY ACCEPTED WHICH WILL ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

Our ability to enter into the bio-terrorism detection device market, establish brand recognition and compete effectively depends upon many factors, including broad commercial acceptance of our products. If our products are not commercially accepted, we will not recognize meaningful revenue and may not continue to operate. The success of our products will depend in large part on the breadth of information these products capture and the timeliness of delivery of that information. The commercial success of our products also depends upon the quality and acceptance of other competing products, general economic and political conditions and other factors, all of which can change and cannot be predicted with certainty. We cannot assure you that our new products will achieve market acceptance or will generate significant revenue.

EXISTING AND DEVELOPING TECHNOLOGIES MAY ADVERSELY AFFECT THE DEMAND FOR OUR ONLY PRODUCT, THE BSM-2000.

Our  industry  is  subject  to  rapid  and  substantial   technological  change.
Developments by others may render our technology and planned product noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Competition from other biotechnology companies, universities, governmental research organizations and others diversifying into our field is intense and is expected to increase. According to the public filings of Cepheid, one of our competitors, it has begun shipping its detection technology product, including for use by the U.S. Postal Service. Cepheid's entry into the market before us may make it more difficult for us to penetrate the market. In addition, our competitors offer technologies different than ours which potential customers may find more suitable to their needs. For example, Cepheid's technology specifically detects for Anthrax whereas our technology detects for an increase in the level of bacterial spores. Many of our competitors also have significantly greater research and development capabilities than we do, as well as substantially greater marketing, manufacturing, financial and managerial resources.

SHARES ISSUED UPON THE EXERCISE OF OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

If exercised, our outstanding options and warrants will cause immediate and substantial dilution to our stockholders. We have issued options and warrants to acquire our common stock to our employees, consultants, and investors at various prices, some of which are or may in the future be below the market price of our stock. As of February 14, 2006, we had outstanding options and warrants to purchase a total of 27,272,470 shares of common stock. Of these options and warrants, all have exercise prices at or above the recent market price of $0.085 per share (as of February 10, 2006) and none have exercise prices at or below this price.

WE USE A SIGNIFICANT PORTION OF OUR CASH ON HAND AND STOCK TO PAY CONSULTING FEES. WE MAY NOT RECEIVE THE BENEFIT WE EXPECT FROM THESE CONSULTANTS.

The consultants that we hire may not provide us with the level of services, and consequently, the operating results, we anticipate. We spent approximately $0.7 million and $3.2 million in consulting fees during the nine months ended September 30, 2005, and the year ended December 31, 2004, respectively, and utilized approximately 20 consultants during this period. The consultants we engage provide us with a variety of services.

WE ENTERED INTO SEVERAL RELATED PARTY TRANSACTIONS IN 2004 AND 2003.

We engaged in a number of transactions with related parties in the nine months ended September 30, 2005, and the years ended December 31, 2004 and 2003. During the years ended December 31, 2004 and 2003, we spent an aggregate of $288,000 and $375,000, respectively in related party transactions. These included an agreement with Astor Capital, Inc. pursuant to which it provided us with investment banking and strategic advisory services as well as a 10% placement fee for debt and equity financings raised for us. We terminated this agreement effective September 30, 2004. We also subleased office space from Astor.
Effective November 1, 2004, we assumed the lease for the office space. In addition, during the first nine months of 2005, and the years ended December 31, 2004 and 2003 we issued notes to related parties. In light of the number of transactions and the aggregate sums involved, there may be a perception that these transactions were not at arm's length. We believe that each of these transactions were on terms at least as favorable to us as they would have been with unrelated parties.

THE  LOSS OF OUR  PRESIDENT  AND  CHIEF  EXECUTIVE  OFFICER  WOULD  DISRUPT  OUR
BUSINESS.

Our success depends in substantial part upon the services of Jacques Tizabi, our President, Chief Executive Officer and Chairman of the Board of Directors. The loss of or the failure to retain the services of Mr. Tizabi would adversely affect the development of our business and our ability to realize profitable operations. We do not maintain key-man life insurance on Mr. Tizabi and have no present plans to obtain this insurance.

IF A U.S. PATENT FOR THE BACTERIAL SPORE DETECTION TECHNOLOGY IS NOT ISSUED, COMPETITORS MAY BE ABLE TO COPY AND SELL PRODUCTS SIMILAR TO OURS WITHOUT PAYING A ROYALTY, WHICH WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR ABILITY TO COMPETE.

If BSM-2000 is commercialized, the lack of U.S. or foreign patent protection could allow competitors to copy and sell products similar to ours without paying a royalty. The bacterial spore detection technology that is integrated into BSM-2000 is owned by Caltech. On January 31, 2003, Caltech filed a U.S. patent application covering the technology, which currently is being reviewed by the U.S. Patent and Trademark Office. Caltech also filed a patent application with the European Patent Office. We paid and filed on behalf of Caltech a patent application in Japan as well. No patents have been issued and we cannot assure you that any patents will be issued. If a U.S. patent is not issued, or not issued timely, we may face substantially increased competition in our primary geographic market.

WE MAY BE SUED BY THIRD PARTIES WHO CLAIM OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. DEFENDING AN INFRINGEMENT LAWSUIT IS COSTLY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO DEFEND OURSELVES.

We may be exposed to future litigation by third parties based on claims that our technology, product, or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Our license agreement with Caltech requires that we pay the costs associated with initiating an infringement claim and defending claims by third parties for infringement, subject to certain offsets that may be allowed against amounts we may owe to Caltech under the licensing agreement. In addition, intellectual property litigation or claims could force us to do one or more of the following:

o cease selling, incorporating, or using any of our technology and/or products that incorporate the challenged intellectual property, which could adversely affect our potential revenue;

o obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

o redesign our products, which would be costly and time consuming.

THE U.S. GOVERNMENT HAS RIGHTS TO THE TECHNOLOGY WE LICENSE FROM CALTECH.

Under the license rights provided to the U.S. government in our license agreement with Caltech, a U.S. government agency or the U.S. armed forces may, either produce the proprietary products or use the proprietary processes or contract with third parties to provide the proprietary products, processes, and services to one or more Federal agencies or the armed forces of the U.S. government, for use in activities carried out by the U.S. government, its agencies, and the armed forces, including, for instance, the war on terrorism or the national defense. Further, the Federal agency that provided funding to Caltech for the research that produced the inventions covered by the patent rights referenced in the Technology Affiliates Agreement and the related technology may require us to grant, or if we refuse, itself may grant a nonexclusive, partially exclusive, or exclusive license to these intellectual property rights to a third party if the agency determines that action is necessary:

o because we have not taken, or are not expected to take within a reasonable time, effective steps to achieve practical application of the invention in the detection of pathogens, spores, and biological warfare agents;

o to alleviate health or safety needs which are not reasonably satisfied by us or our sublicensees;

o to meet requirements for public use specified by Federal regulations and those regulations are not reasonably satisfied by us; or

o because we have not satisfied, or obtained a waiver of, our obligation to have the licensed products manufactured substantially in the United States.

THE BACTERIAL SPORE DETECTION TECHNOLOGY IS LICENSED TO US BY CALTECH. IF OUR LICENSE TERMINATES, OUR FUTURE PROSPECTS WOULD BE HARMED.

The loss of our technology license would require us to cease operations until we identify, license and integrate into our product another technology, if available. If we fail to fulfill any payment obligation under the terms of the license agreement or materially breach the agreement, Caltech may terminate the license. To maintain our license with Caltech, a minimum annual royalty of $10,000 was due to Caltech on August 1, 2005, and is due on each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum. As of the date of this report, we are in compliance with the terms of our agreement with Caltech and have paid in full all owed royalties.

OUR STOCK PRICE IS VOLATILE.

The trading price of our common stock fluctuates widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new products by us or our competitors, general conditions in the bio-terrorism detection device industry in which we compete and other events or factors. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. These broad market fluctuations also may adversely affect the future trading price of our common stock.

OUR STOCK HISTORICALLY HAS BEEN THINLY TRADED. THEREFORE, SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES FREELY.

The volume of trading in our common stock historically has been low and a limited market presently exists for the shares. We have no analyst coverage of our securities. The lack of analyst reports about our stock may make it difficult for potential investors to make decisions about whether to purchase our stock and may make it less likely that investors will purchase our stock. We cannot assure you that our trading volume will increase, or that our historically light trading volume or any trading volume whatsoever will be sustained in the future. Therefore, we cannot assure you that our shareholders will be able to sell their shares of our common stock at the time or at the price that they desire, or at all.

POTENTIAL ANTI-TAKEOVER TACTICS THROUGH ISSUANCE OF PREFERRED STOCK RIGHTS MAY BE DETRIMENTAL TO COMMON SHAREHOLDERS.

We are authorized to issue up to 20,000,000 shares of preferred stock, of which none currently are issued and outstanding. The issuance of preferred stock does not require approval by the shareholders of our common stock. Our Board of Directors, in its sole discretion, has the power to issue preferred stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of preferred stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights, any of which rights and preferences may operate to the detriment of the shareholders of our common stock. Further, the issuance of any preferred stock having rights superior to those of our common stock may result in a decrease in the market price of the common stock and, additionally, could be used by our Board of Directors as an anti-takeover measure or device to prevent a change in our control.

                   RISKS RELATING TO THE INVESTMENT AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR PERIODIC EQUITY INVESTMENT AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

The issuance and sale of shares upon delivery of an advance by European Equity Group ("European") pursuant to the Investment Agreement in the amount up to $10,000,000 are likely to result in substantial dilution to the interests of other stockholders. As of February 9, 2006 we had 56,218,277 shares of common stock issued and outstanding. We are registering 110,822,470 shares of common stock pursuant to this registration statement, of which up to 100,000,000 are reserved for issuance pursuant to the Investment Agreement with European.

ASSUMING THE ISSUANCE OF 100,000,000 SHARES UNDER THE INVESTMENT AGREEMENT, EXISTING SHAREHOLDERS WILL EXPERIENCE SUBSTANTIAL DILUTION OF OUR SHARES OF COMMON STOCK.

Our Investment Agreement with European contemplates the potential future issuance and sales of up to $10,000,000 of our Common Stock to European subject to certain restrictions and obligations. Given our current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available to us unless the market price of our common stock increases.

The following is an example of the shares of our common stock that are issuable upon the entire drawdown of $10,000,000 on our equity line based on prices at 25%, 50% and 75% below $.079.

------------------------------------------------------------------------------------------------------------------------------
% Below price            Price per share       Number of shares issuable  Shares outstanding (2)    % of Outstanding stock(3)
                                               (1)
------------------------------------------------------------------------------------------------------------------------------
Purchase price (4)       $.079                 126,582,278                 182,800,555                      225%
------------------------------------------------------------------------------------------------------------------------------
25%                      $.059                 169,491,525                 225,709,802                      301%
------------------------------------------------------------------------------------------------------------------------------
50%                      $.0395                253,164,556                 309,382,833                      450%
------------------------------------------------------------------------------------------------------------------------------
75%                      $.01975               506,329,113                 562,547,390                      900%
------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares issuable if all the entire $10,000,000 under the equity line of credit, was drawn down at the indicated price.

(2) Based on 56,218,277 common shares issued and outstanding on February 9, 2006.

(3) Percentage of the total outstanding common stock represented by the shares issuable on draw down on the equity line of credit without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

(4) Based on a price of $.079 which is 93% of the lowest closing price of our common stock during the five day period commencing February 7, 2006 through February 13, 2006.

THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE INVESTMENT AGREEMENT WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The number of shares that European will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each "put". The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that European will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

THE SALE OF OUR STOCK UNDER THE EUROPEAN AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The Investment Agreement does not contain restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock can encourage short sales by them or others, subject to applicable securities laws. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

                              Investment Agreement

On February 13, 2006 we entered into an Investment Agreement with European Capital Group ("European"), for the future issuance and purchase of shares of our common stock. This Investment Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: European, has committed to provide us up to $10,000,000 as we request it over a 36 month period, in return for common stock we issue to European. We, in our sole discretion, may during the Open Period deliver a "put notice" (the "Put Notice") to European which states the dollar amount which we intend to sell to European on the Closing Date. The Open Period is the period beginning on the trading after this Registration Statement is declared effective (the "Effective Date") and which ends on the earlier to occur of 36 months from the Effective Date or termination of the Investment Agreement in accordance with its terms. The Closing Date shall mean no more than 7 trading days following the Put Notice Date. The Put Notice Date shall mean the Trading Day immediately following the day on which European receives a Put Notice, however a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or otherwise by European if such notice is received prior to 9:00 am EST, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am EST on a Trading Day.

The amount that we shall be entitled to Put to European shall be equal to, at our election, either: (A) Two Hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date, or (B) One Hundred Thousand dollars ($100,000). During the Open Period, we shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price for the Common Stock identified in the Put Notice shall be equal to ninety-three percent (93)% of the lowest closing Best Bid price of the Common Stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is 5 trading days after such Put Notice Date.

European' Obligation to Purchase Shares

Upon the receipt by European of a validly delivered Put Notice, European shall be required to purchase from us, during the period beginning on the Put Notice Date and ending on and including the date that is 5 Trading days after such Put Notice, that number of shares having an aggregate purchase price equal to the lesser of (a) the Put Amount set forth in the Put Notice and (b) 20% of the aggregate trading volume of our common stock during the applicable Pricing Period times (x) the lowest closing bid price of our common stock during the specified Pricing period, but only if such said shares bear no restrictive legend and are not subject to stop transfer instructions, prior to the applicable Closing Date.

Conditions to European' obligation to purchase shares

We shall not be entitled to deliver a Put Notice and European shall not be obligated to purchase any shares at a closing unless each of the following conditions are satisfied:

A. a Registration Statement shall have been declared effective and shall remain effective and available at all times until the Closing with respect to the subject Put Notice for the resale of all the common stock issuable pursuant to the Investment Agreement;

B. at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our Common Stock;

C. we have complied with our obligations and are otherwise not in breach of a material provision of, or in default under, the Investment Agreement and the Registration Rights Agreement or any other agreement executed in connection with the Investment Agreement, which has not been corrected prior to delivery of the Put Notice Date;

D. no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

E. the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the foregoing events occurs during a Pricing Period, then European shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics of Purchase of shares by European

The closing of the purchase by European of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) we shall be required to deliver to European pursuant to the Investment Agreement, certificates representing the Shares to be issued to European on such date and registered in the name of European; and (II) European shall deliver to us the purchase price to be paid for such Shares.

As compensation to European for a delay in issuance of the Shares beyond the Closing Date, we have agreed to pay late payments to European for late issuance of the Shares (delivery of the Shares after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date. The Amounts are cumulative.):

                            LATE PAYMENT FOR EACH
NO. OF DAYS LATE           $10,000 OF COMMON STOCK

     1                     $100
     2                     $200
     3                     $300
     4                     $400
     5                     $500
     6                     $600
     7                     $700
     8                     $800
     9                     $900
     10                  $1,000
     Over 10             $1,000 + $200 for each Business Day late beyond 10 days

We shall pay any late payments in immediately available funds upon demand by European.

Overall Limit on Common Stock Issuable.

If during the Open Period we become listed on an exchange that limits the number of shares of our common stock that may be issued without shareholder approval, then the number of Shares issuable by us and purchasable by European, including the shares of Common Stock issuable to European, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "Maximum Common Stock Issuance"), in excess of the Maximum Common Stock Issuance shall first be approved by our shareholders in accordance with applicable law and our By-laws and Amended and Restated Certificate of Incorporation, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. Our failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or European' obligation in accordance with the terms and conditions of the Investment Agreement to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation.

Term

The Investment Agreement shall expire (a) when European has purchased an aggregate of $10,000,000 of our Common Stock or (b) 36 months after the Effective Date of the registration statement of which this prospectus forms a part, whichever occurs earlier.

Suspension

The Investment Agreement shall be suspended upon any of the following events and shall remain suspended until such event has been rectified:

A. the trading of our Common Stock is suspended by the SEC, the Principal Market or the NASD for a period of two (2) consecutive Trading Days during the Open Period; or,

B. Our Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to European in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Put Amount Calculation

The Put amount may at our election be either (i) $100,000 or; (ii) 200% of the averaged daily volume (U.S market only) of our common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date.

The calculation below is based upon average daily volume of our common stock prior to a Put Notice Date of February 14, 2006.

Set forth below is a trading summary of our Common Stock for the period from February 7, 2006 through February 13, 2006.

Date          Open        High        Low        Close       Volume
---------------------------------------------------------------------
7-Feb-06      0.10        0.10        0.08       0.09       107,000
8-Feb-06      0.10        0.10        0.09       0.095      109,500
9-Feb-06      0.10        0.10        0.08       0.085       36,013
10-Feb-06     0.085       0.085       0.085      0.085       28,500
13-Feb-06     0.085       0.085       0.075      0.08        95,000

The average daily volume for the 3 trading days prior to February 14, 2006 based upon the foregoing table is 53,171. 200% of the average daily volume is 106,342.

The average of the 3 daily closing bid prices immediately preceding the Put Date of February 14, 2006 ($.08 + $.085 + $.085 divided by 3) is $.083. The total Put Amount based upon the assumptions set forth above is $8,861.83 (200% of the average daily volume of the Common Stock for the three (3) trading days prior to the applicable put notice date (106,342), multiplied by the average of the three
(3) daily closing bid prices immediately preceding the Put Date ($.083)).

Sample Calculation of Purchase Price

The Purchase Price shall be equal to ninety-five percent (93%) of the lowest closing highest posted bid price of our common stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is five (5) Trading Days after such Put Notice Date.

                           FORWARD-LOOKING STATEMENTS

This  prospectus  includes  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations."

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

We will receive the exercise price, if any, of the warrants exercised. We plan to use any of those proceeds for working capital purposes.

We will also receive proceeds from the sale of shares of our common stock to European under the Investment Agreement. The purchase price of the shares purchased under that agreement will be equal to 93% of the lowest closing Best Bid (highest posted bid price of our common stock) for the five trading days following the day that we submit a Put Notice to European that we intend to sell shares to it.

                           MARKET PRICE OF SECURITIES

The following table sets forth, for the periods indicated, the range of high and low intraday closing bid information per share of our common stock as quoted on the Over The Counter Bulletin Board. Our stock is traded under the symbol "UDTT."

     Year                   Period                   Historic Prices
                                                --------------------------
                                                   High           Low
--------------- --------------------------------------------  ------------

     2004       First Quarter                      1.01           0.60
                Second Quarter                     0.99           0.70
                Third Quarter                      0.92           0.45
                Fourth Quarter                     0.70           0.27

     2005       First Quarter                      0.40           0.19
                Second Quarter                     0.28           0.14
                Third Quarter                      0.25           0.13
                Fourth Quarter                     0.24           0.08

     2006       First Quarter (through             0.12           0.062
                February 10, 2006)

      The above prices are believed to reflect representative inter-dealer quotations, without retail markup, markdown or other fees or commissions, and may not represent actual transactions.

As of February 9, 2006, the closing price of our common stock on Over The Counter Bulletin Board was $0.085, and at that date, our outstanding common stock was held of record by 1,346 stockholders.

                                 DIVIDEND POLICY

We do not currently pay any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of California, which provides that dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

                                PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements provided in this prospectus. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

The forward-looking information set forth in this prospectus is as of the date of this filing, and we undertake no duty to update this information. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" of this prospectus.

OVERVIEW

We are engaged in the research and development of bio-terrorism detection devices. At September 30, 2005, our working capital deficit was $29,093,252. Our independent auditors' report, dated February 25, 2005, includes an explanatory paragraph relating to substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2004, and the sale of our operating subsidiary. We require approximately $1.55 million to repay indebtedness in the next 12 months. We are pursuing strategies to raise funds, but cannot assure you that we will be able to raise adequate funds for our working capital purposes and to repay our debt, or at all. While we continue to pursue development, testing, marketing and distribution opportunities with regard to our detection device, our financial condition places significant restrictions on our current ability to fully pursue these activities.

After engaging in initial research and development efforts, we determined to pursue a strategy to identify qualified strategic partners and collaborate to develop commercially viable bio-terrorism detection devices. Consistent with this strategy, in August 2002, we entered into a Technology Affiliates Agreement with the Jet Propulsion Laboratory, commonly referred to as JPL, to develop technology for our bio-terrorism detection equipment. JPL is a federally funded research and development center sponsored by National Aeronautics and Space Administration (NASA) and also is an operating division of the California Institute of Technology, or Caltech, a private non-profit educational institution.

Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which initially we referred to as the Anthrax Smoke Detector, and which we renamed BSM-2000 on April 21, 2005. BSM-2000 is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The device operates to detect an increase in the concentration of bacterial spores, which is indicative of a potential presence of Anthrax. Under our agreement with JPL, we paid it approximately $250,000 for its services and we received an option to license all technology developed under the Technology Affiliates Agreement from Caltech. On September 30, 2003, we exercised our option and Caltech granted to us a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement and a worldwide nonexclusive license to rights in related proprietary technology. To maintain our license with Caltech, a minimum annual royalty of $10,000 was due to Caltech on August 1, 2005, and is due on each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum. Pursuant to the terms of the license, we must pay four percent royalties on product sales in countries where a patent is issued and two percent royalties on product sales in countries where a patent is not issued, as well as 35 percent of net revenues received from sub-licensees. As of the date of this report we are in compliance with the terms of our agreement with Caltech and have paid in full all owed royalties.

In May 2004, we unveiled the first functional prototype of BSM-2000. The prototype operated on external software. In July 2004, we commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune our product. The use of benign spores is as effective as testing with anthrax spores because our device is designed to detect an increase in bacterial spore concentration levels. Based on results we obtained, we were able to enhance the sensitivity of BSM-2000 by improving the sample collection efficiency of the device, and made certain other modifications to improve efficiency. Our device is a functional viable product, available for sale.

We expect to offer for sale the existing version of our detection device at a price range of $75,000 to $100,000 per device. However, depending upon market reaction, our costs of production, the timeliness that we receive orders, and additional factors, our price range may increase or decrease. In addition, we may offer successive versions of our device, if any, at an increased or decreased price point depending upon the features, performance and other relevant factors of the particular version.

In December 2004, we signed an exclusive distribution agreement with Sartec Saras Technologies Srl, a leading distributor of environmental monitoring equipment in Italy, for marketing and sales of BSM-2000 in Italy. Pursuant to the terms of the agreement, Sartec Saras is obligated a purchase a unit of BSM-2000 at a discounted price for training and demonstration purposes. We agreed to postpone the obligation to purchase the BSM-2000 until completion of third party verification. To date, Sartec Saras has not made any sales in Italy.

In March 2005, we signed a distribution agreement with Quantum Automation, in Singapore, providing it the right to represent, sell, service, and distribute BSM-2000 in Singapore, Malaysia, and Thailand. The agreement requires that Quantum Automation purchase at a discounted price one BSM-2000 intended to be used for demonstration and training purposes. We are in the process of applying for an export license to be able to fulfill Quantum Automation's purchase order. To date, Quantum Automation has not made any sales of BSM-2000 in these countries. On November 9th, 2005 Quantum Automation represented BSM-2000 at
Safety & Security Asia 2005; Asia Homeland Security 2005, an exhibition and conference held at the Singapore Expo. The event was aimed at providing a comprehensive solution to meet the discerning needs of users from the public and private sectors with exhibits ranging from biometrics, sensors, identification and communication devices, software to chemical, biological, radiological, and nuclear detection, protection, decontamination, or mass casualties care systems. The conference was intended to provide an international perspective on homeland security with speaker experts from the US, Europe, and Asia who are expected to share their experiences on the different aspects of homeland security pertaining to their countries.

We intend to initiate production orders of BSM-2000 with Horiba Jobin Yvon based on sales orders we receive. We have chosen Horiba Jobin Yvon as our manufacturer of choice for the production of the spectrometers that are used within our device. Met One Instruments has agreed to collaborate with us in production of air samplers, which are used to gather samples on the filer tape, during the field testing of the BSM-2000 to use the results of that testing in the production of the air samplers, which are used to gather samples on the filter tape. Upon completion of our testing, Met One Instruments also has agreed to collaborate with Horiba Jobin Yvon and Horiba Jobin Yvon has agreed to obtain technical information from Met One Instruments in order for Horiba Jobin Yvon to manufacture the entire device including the spectrometer and the air sampler. In the fourth quarter of 2005, Met One Instruments manufactured another unit of BSM-2000 with a stronger pump and self calibration capability. This unit also uses a spectrometer manufactured by Horiba Jobin Yvon.

In connection with our sales and marketing efforts, we hope to sell units to customers in specific sectors in the market including, sports stadiums, conventions centers, and casinos. We believe that these sales will provide us a well-defined customer base to use as a reference in connection with our marketing campaign. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc. pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Secure Wrap.

We initially planned to secure and lease a testing facility close to the JPL laboratories where we would be able to implement a quality assurance program and test our products against the required specifications before shipping them to customers. We believe that the proximity to JPL and in particular to Caltech will help us by utilizing the knowledge of graduate and PhD students familiar with the project in a consultant or employment capacity. While we are still considering the implementation of this plan, we also are considering sponsoring researchers at JPL to work with the inventor of our bacterial spore detection technology to perform the tasks of quality assurance and research and development. Implementation of either of these plans is dependent on our ability to secure adequate funds, and we cannot assure you we will be able to do so soon, or at all.

During 2004, we hired four additional employees and increased our use of consultants for corporate development purposes, including further development of our strategic business plan to sell BSM-2000. If we are able to receive adequate funding for our working capital purposes, we anticipate hiring up to three additional employees in the next 12 months, one of whom would concentrate on marketing BSM-2000 to both the public and private sector. Upon establishment of the testing facility, we intend to hire up to two employees to assist with the testing of the products. In June 2005, we appointed Mr. Nima Montazeri as our head of strategic development. Mr. Montazeri's principal responsibilities are to identify and collaborate with qualified independent third parties that provide goods and services that can be of strategic value to us and our business.

In October 2005, we announced two strategic agreements one with RAE Systems and the other with Security Pro USA. The agreement with RAE Systems governs cooperation between us and RAE Systems with regards to integration of BSM-2000 into RAE System's suite of chemical detection systems. To date, no tasks have been complete pursuant to this agreement. We intend to start conducting a feasibility study for integration of our BSM-2000 into RAE System's detection units. Conducting of any activities pursuant to this agreement is contingent upon our ability to secure adequate financing and we cannot assure you we will be able to do so soon, or at all.

The agreement with Security Pro USA, is for cooperation for sales of BSM-2000 in the US. Security Pro USA has agreed to use its efforts to market BSM-2000 in the US and to feature BSM-2000 on its website. We have not realized any sales from Security Pro USA's activities to date and cannot guarantee that we will realize any soon, or at all.

In February 2006 we announced our agreement with Security Solutions International for marketing and sales of BSM-2000 in the US. Security Solutions International (SSI) provides training for law enforcement and anti terrorism forces and has agreed to feature BSM-2000 in their seminars and conferences. To date, we have not realized any leads or sales as a result of SSI's efforts and cannot guarantee that we will realize any sales through SSI soon, or at all.

During the nine months ended September 30, 2005 we spent an aggregate of $2,437,244 on selling, general and administrative expenses and marketing expenses representing a 42% decrease over the comparable year-ago period. The decrease principally is attributable to significant costs incurred in the nine months ended September 30, 2004 relating to marketing of the BSM-2000 which we did not incur at the same level in the nine months ended September 30, 2005.

Under our agreement with JPL, we were required to pay the entire estimated cost of $249,000 in advance of JPL commencing its research and development work. JPL has completed it tasks and obligations under its agreement with us. We maintain a close relationship with JPL and have orally agreed to pursue additional opportunities and to fund further research on BSM-2000 as well as various other applications of our spore detection technology in terrorism-related and non-terrorism-related fields. Any additional research and development activities are contingent on our receipt of adequate funding.

PLAN OF OPERATION

In May 2004, we unveiled the first functional prototype of BSM-2000. The prototype operated on external software. In July 2004, we commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune our product. The use of benign spores is as effective as testing with anthrax spores because our device is designed to detect an increase in bacterial spore concentration levels. Based on results we obtained, we were able to enhance the sensitivity of BSM-2000 by improving the sample collection efficiency of the device, and made certain other modifications to improve efficiency. Our device is a functional viable product, available for sale.

We are in the process of developing our sales and marketing plan which may include strategic partnership agreements, retention of an in-house staff or consultants, or a combination of the foregoing. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc., pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Global Baggage Protection Systems, which is doing business as Secure Wrap.

Our marketing and sales plan also includes expending extensive efforts aimed at creating brand recognition and brand loyalty for our company and for our product. We expect that the plan will include our active and regular presence in national and international defense related exhibitions, use of print and motion picture promotional material, and interviews on national and international media.

In the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The sales price to Secure Wrap reflects a discount not to exceed 15% of the lower end of our expected price range for the device. The purchase order was contingent upon Secure Wrap's satisfaction of the first unit shipped to it. Secure Wrap could accept or return the device within 90 days and if Secure Wrap accepted the detection device, the purchase order would call for us to ship one device every two months over the next 18 months. Pursuant to this purchase order we shipped a unit of BSM-2000 to Secure Wrap in March 2005. Prior to the expiration of the 90 day period, Secure Wrap requested, and we agreed, to extend that period to the date upon which we complete our principal field testing and obtain third party verification of the BSM-2000. Secure Wrap has returned the device initially provided to it for our analysis of sample collection and for modifications.

In the first quarter of 2005, we received an additional purchase order from Secure Wrap for one unit for installation at their site at the Miami International Airport. We expected to ship this unit in the second quarter of 2005, following completion of an appropriate response plan approved by Secure Wrap. As we did with our first purchase order from Secure Wrap, we have agreed to postpone the fulfillment of this purchase order until the completion of our principal field tests and third party verifications.

We expect to offer for sale the existing version of our detection device at a price range of $75,000 to $100,000 per device. However, depending upon market reaction, our costs of production, the timeliness that we receive orders, and additional factors, our price range may increase or decrease. In addition, we may offer successive versions of our device, if any, at an increased or decreased price point depending upon the features, performance and other relevant factors of the particular version.

AUDIT COMMITTEE INQUIRY

During the third quarter of 2004, our chief executive officer directed Company funds, in the amount of $250,000, in lieu of personal funds, to be used to secure a personal obligation. Shortly following the quarter end, in the normal course of closing the Company's books for the third quarter, we identified this issue, immediately alerted the chief executive officer, and with his full acknowledgement, cooperation and assistance, the Company funds promptly were released. We notified the Audit Committee, which is comprised solely of independent directors, and it immediately commenced an inquiry into the matter.

The inquiry included a review of all relevant loan and other transaction documents, interviews with the chief executive officer, the other officers or employees that were involved in identifying the issue and facilitating the release of the Company funds, and other employees or persons that the Audit Committee believed may be helpful to its inquiry, and a review of the internal controls of the Corporation.

The Audit Committee determined that the chief executive officer's conduct did not involve any management impropriety or fraud, but was made possible nonetheless due to a gap in our internal controls. As a result of the Audit Committee's investigation and at its direction, we implemented changes to our financial organization and enhanced our internal controls. These changes include,

o Additions to or enhancement of our existing internal controls, including the requirement that all checks in excess of $25,000 require two authorized signatories, and that the board of directors approve all indebtedness in excess of $50,000 and all corporate transactions whereby the Company is committed to any expenditure in excess of $100,000,

o Increased automation of our accounting systems,

o The retention of a financial consultant who is a Certified Public Accountant, and other personnel to increase the depth and experience of our finance and accounting staff,

o Improved documentation of our accounting policies and procedures, and internal control procedures, and

o Streamlining our banking relationships.

We have implemented each of the foregoing recommendations. We will continue to evaluate the effectiveness of our controls quarterly and more frequently if business developments warrant. We will continue to make changes in our controls and procedures, including our internal controls over financial reporting, aimed at enhancing their effectiveness and ensuring that our systems evolve with, and meet the needs of, our business as it grows and changes over time.

LIQUIDITY AND CAPITAL RESOURCES

On April 29, 2004, we commenced a private offering of our securities. In this private placement, we sold $3.0 million of Units. The offering was made solely to accredited investors through Meyers Associates, L.P., a registered broker dealer firm. Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. The offering price per Unit was $0.50. Both the Class A and Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which is five years from the date of issuance. In the aggregate, the investors purchased 6,000,000 shares of common stock, Class A Warrants to purchase 3,000,000 shares of common stock at $0.50 per share and Class B Warrants to purchase 3,000,000 shares of common stock at $0.70 per share. Meyers received a sales commission equal to 10% of the gross proceeds and payment of 3% of the gross proceeds for a non-accountable expense allowance for an aggregate payment of $403,140. Meyers and its agents also received Class A Warrants to purchase an aggregate of 2,400,000 shares of common stock as consideration for their services as placement agent. In connection with the private placement, we also entered into a consulting agreement with Meyers for an 18 month term, whereby Meyers will provide us consulting services related to corporate finance and other financial service matters and will receive $7,500 per month, as well as Class A Warrants to purchase 1,200,000 shares of our common stock. In connection with our April 29, 2004 financing, we issued a total of 9,600,000 warrants exercisable at various prices. 6,122,470 of these warrants have been reassigned to other investors and new warrants are being issued to original warrant holders exercisable at $0.15 with a 5-year term.

The net proceeds to us from the sale of the Units were approximately $2.5 million, all of which has been used by us. We require approximately $2.0 million in the next 12 months to repay our debt obligations and execute our business plan. We do not have adequate capital to fund our working capital needs or to repay our debt currently due and becoming due in the next 12 months. We anticipate that our uses of capital during the next 12 months principally will be for:

o administrative expenses, including salaries of officers and other employees we plan to hire,

o repayment of debt,

o sales and marketing,

o expenses to improve the BSM-2000 based on the results of our field testing,

o expenses related to acquisition of intellectual property from JPL and other research institutions to extend applications of our spore detection technology as well as develop new promising technologies, and

o expenses of professionals, including investment bankers, accountants and attorneys.

Our working capital deficit at September 30, 2005, was $2,223,421. Our independent auditors' report, dated February 25, 2005, includes an explanatory paragraph relating to substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2004. We require approximately $1.55 million to repay indebtedness in the next 12 months. As a condition to completing our private placement in July 2004, we agreed not to use any of the proceeds to repay debt outstanding at the time of the closing of the offering, or to pay accrued but unpaid salary to our Chief Executive Officer, or our monthly consulting fee under our Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. This agreement was terminated effective September 30, 2004. As of September 30, 2005, we owed our Chief Executive Officer $595,500 of accrued but unpaid salary under his employment agreement. The following provides the principal terms of our outstanding debt as of September 30, 2005:

o One loan from three family members, each of whom is an unaffiliated party, evidenced by four promissory notes in the aggregate principal amounts of $100,000, $50,000, $50,000, and $100,000, each due June 24, 2001 with interest rates ranging from 11% to 12%. We entered into a settlement agreement in the third quarter of 2004 with each of these parties. Pursuant to this agreement, at June 30, 2005, we were required to pay an additional $80,000 as full payment of our obligations. We did not make this payment and are in default of these notes.

o Pursuant to a letter agreement dated as of August 10, 2004, we entered into a settlement with this party and agreed to pay a total of $261,000 pursuant to a scheduled payment plan through July 2005. Additionally, the Company, in September 2004, issued 206,250 shares of common stock upon the conversion of unpaid interest in the aggregate amount of $33,000. At December 31, 2005, there was $145,000 principal amount (and $23,000 in interest) remaining on this note. We did not make our scheduled payment under this note in July 2005, and are in default of this note.

o One loan from an unaffiliated party in the aggregate principal amount of $98,500, due July 31, 2005, with interest at the rate of 9% per annum. Pursuant to a letter agreement dated August 10, 2004, between us and this third party, we agreed to pay a total of $130,800 pursuant to a scheduled payment plan through July 2005. At December 31, 2005, there was $74,500 principal amount (and $12,000 in interest) remaining on this note. We did not make our scheduled payment under this note in July 2005, and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $200,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of December 31, 2005 we owed $199,500 in interest on this note.

o Two loans from an unaffiliated party evidenced by two promissory notes in the aggregate principal amount of $57,526, due September 10, 2002, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of December 31, 2005, we owed $20,703 in interest on these notes.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on May 10, 2003, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of December 31, 2005 we owed $36,321 in interest on this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of December 31, 2005 we owed $42,688 in interest on this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $50,000 due on November 10, 2005 with an interest rate of 12% per annum. As of December 31, 2005, we owed $4,000in interest on this note. We did not make our scheduled payment under this note in November 2005, and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $50,000 due on July 31, 2005 with an interest rate of 12% per annum. As of December 31, 2005, we owed $4,000 in interest on this note. We did not make our scheduled payment under this note in July 2005, and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $30,000 due on August 31, 2005 with an interest rate of 15% per annum. As of December 31, 2005, we owed $2,625 in interest on this note. We did not make our scheduled payment in August 2005 and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $30,000 due on July 31, 2005 with an interest rate of 12% per annum. As of December 31, 2005, we owed $1,875 in interest on this note. We did not make our scheduled payment under this note in July 2005, and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $30,000 due on October 30, 2005 with an interest rate of 12% per annum. We agreed to issue 100,000 shares of common stock to the noteholder as additional consideration for extending credit to us. As of December 31, 2005 we owed $1,200 in interest on this note. We did not make our scheduled payment on October 30, 2005 and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $60,000 due on November 15, 2005 with an interest rate of 12% per annum. We agreed to issue 50,000 shares of common stock to the noteholder as additional consideration for extending credit to us. As of December 31, 2005 we owed $2,700 in interest on this note and the shares have not yet been issued.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $40,000 due on December 31, 2005 with an interest rate of 12% per annum. We agreed to issue 30,000 shares of common stock to the noteholder as additional consideration for extending credit to us. As of December 31, 2005 we owed $1,200 in interest on ths note and the shares have not yet been issued.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $80,000 due on October 31, 2005 and verbally extended to a date to be mutually agreed upon by the parties with an interest rate of 10% per annum. As of December 31, 2005 we owed $1,000 in interest on this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $90,000 due on November 13, 2005 with an interest rate of 12% per annum. We agreed to issue 200,000 shares of common stock to the noteholder as additional consideration for extending credit to us. This note has not been repaid and we are in default. As of December 31, 2005 we owed $1,350 in interest on ths note and the shares have not yet been issued.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $16,000 due on December 21, 2005 and verbally extended to a date to be mutually agreed upon by the parties with an interest rate of 12.5% per annum. As of December 31, 2005 we owed $200 in interest on this note.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $9,000 due on December 4, 2005 and verbally extended to a date to be mutually agreed upon by the parties with an interest rate of 12.5% per annum. As of December 31, 2005 we owed $112 in interest on this note.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $10,000 due on December 10, 2005 and verbally extended to a date to be mutually agreed upon by the parties with an interest rate of 12.5% per annum. As of December 31, 2005 we owed $137 in interest on this note.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $900 due on March 1, 2006 with an interest rate of 12.5% per annum.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $15,000 due on December 20, 2005 with an interest rate of 12.5% per annum. We did not make our scheduled payment on December 20, 2005 and are in default of this note.

o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $100,000 due on March 31, 2006 with an interest rate of 12% per annum.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $2,153 due on November 20, 2005 and verbally extended to a date to be mutually agreed upon by the parties with an interest rate of 12% per annum. As of December 31, 2005 we owed $65 in interest on this note.

o One loan from an affiliated party evidenced by a promissory note in the aggregate principal amount of $5,000

Management continues to take steps to address the Company's liquidity needs. In the past, management has entered into agreements with some of our note holders to amend the terms of our notes to provide for extended scheduled payment arrangements. Management is engaged in discussions with each holder of debt that is in default and continues to seek extensions with respect to our debt that is past due. Management also may seek extensions with respect to our other debt as it becomes due. In addition, management may endeavor to convert some portion of the principal amount and interest on our debt into shares of common stock.

Historically, we have financed operations through private debt and equity financings. In recent years, financial institutions have been unwilling to lend to us and the cost of obtaining working capital from investors has been expensive. We principally expect to raise funds through the sale of equity or debt securities, and in the first nine months of 2005 have raised an aggregate of $481,420 in private placements of debt and common stock. However, during the past twelve months, management spent the substantial majority of its time negotiating contracts for the installation of the BSM-2000 in target markets, preparing to ship the first device under the Secure Wrap October purchase order, and developing its marketing and sales plan. These activities diverted management from the time it otherwise would spend negotiating sales of securities to raise capital. In addition, the more recent price and volume volatility in the common stock has made it more difficult for management to negotiate sales of its securities at a price it believes to be fair to the Company. The Company actively continues to pursue additional equity or debt financings, but cannot provide any assurance that it will be successful. If we are unable to pay our debt as it becomes due and are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

                                    BUSINESS

GENERAL

We are engaged in the research and development of bio-terrorism detection devices. In August 2002, we entered into a Technology Affiliates Agreement with JPL, to develop technology for our bio-terrorism detection equipment. Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we initially referred to as the Anthrax Smoke Detector and later renamed BSM-2000. BSM-2000 is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. BSM-2000 combines a bio-aerosol capture device with a chemical test for bacterial spores that we believe will provide accurate results in a timely fashion. Our system is designed to function fully automated and at a low cost compared to existing technologies. We unveiled the first functional prototype of BSM-2000 at a press conference on May 6, 2004, and received our first purchase order in the third quarter of 2004.

Our core business for over twenty years was the design, manufacture, marketing and sale of automated continuous air monitoring instruments used to detect and measure various types of air pollution, such as acid rain, ozone depletion and smog episodes. We also supplied computer-controlled calibration systems that verified the accuracy of our instruments, data loggers to collect and manage pollutant information, and our reporting software for remote centralized applications. In January 1998, because of intense competitive price pressures, we focused all of our marketing efforts to the then perceived world's largest market The People's Republic of China. In 1999, we signed a $5.1 million contract with China, which we completed essentially in a five month schedule ending November 1999. Principally due to this contract, and to a lesser extent due to sales of our product in the United States, we recognized revenues of $ 7,314,975 in 1999, $3,636,622 in 2000 and $2,393,681 in 2001, despite incurring operating losses in each of those periods. The operating losses primarily were due to the large employee staff we were required to maintain to handle the orders for product from China, which were unpredictable. We believed that until we reached a "steady-state" flow of revenue from China, which we never realized, we would experience a monthly operating loss for portions of each year. In addition, significant delays between subsequent projects continued to result in substantial operating losses for us which in turn resulted in abnormally high costs to obtain working capital. Repeated attempts to obtain working capital funding, regardless of higher financial costs, failed. As our operating and viability condition declined, any additional attempts at financing required an improved balance sheet, and we were unable to secure sufficient financing. Management determined that our pursuit of the China market was not viable, and began to consider alternative strategic options.

In September 2001, we retained entirely new management. At that same time, the members of the Board of Directors resigned and new members were appointed. In the first quarter of 2002, management recommended to the Board, and the Board approved a change to our strategic direction. In March 2002, we sold our sole operating subsidiary and began to retool one of our existing air monitoring instruments to develop BSM-2000.

Universal Detection Technology is a California corporation and was incorporated on December 24, 1971.

INDUSTRY BACKGROUND

The attacks of September 11, 2001, and the subsequent spread of and potential future threat of anthrax spores have created a new sense of urgency in the public health systems across the world, and especially in the United States. During the 2001 anthrax attacks in the United States, emergency response personnel, clinicians, laboratories, and public health officials were overwhelmed by requests for evaluation of suspicious powders and by calls from patients concerned about exposures to bio-terrorism agents. Systems designed to detect bio-terrorism agents in clinical and environmental samples have become essential components of responses to both hoaxes and actual bio-terrorism events. First responders and public health officials require sensitive and specific detection systems that can identify bio-terrorism agents early enough to take actions that limit their spread.

The United States government has responded to this urgent need for preparedness against terrorism by establishing the Department of Homeland Security. The Department of Homeland Security is intended to unite much of the federal government's effort to secure the homeland, with the primary goal being an America that is stronger, safer, and more secure. The primary mission of the Department is to, among other things:

o     prevent terrorist attacks within the United States;

o     reduce the vulnerability of the United States to terrorism; and

o minimize the damage, and assist in the recovery, from terrorist attacks that do occur within the United States.

      For fiscal 2004, the Department allocated $350 million in new funding for research, development, testing, and evaluation capabilities. According to the Department, these funds are targeted to promote innovative, high payoff capabilities through the Homeland Security Advanced Research Projects Agency, as well as focused efforts to rapidly evaluate and prototype near-term technologies available from the private sector. We may retain an outside consultant specialized in government grants, to screen the applicable grants for us. At this time, we have not received any portion of these grants, and cannot assure you that we will submit applications for or receive any portion in the future. The private sector also has responded to the need for preparedness against bio-terrorism. A number of companies have developed or are in the process of developing various methods to detect harmful pathogens in the air through genetic analysis, including DNA or RNA analysis. In recent years, significant advances in molecular biology have led to the development of increasingly efficient and sensitive techniques for detecting and measuring the presence of a particular genetic sequence in a biological sample. Genetic testing involves highly technical procedures, including:

o Sample preparation - procedures that must be performed to isolate the target cells and to separate and purify their nucleic acids;

o Amplification - a chemical process to make large quantities of DNA from the nucleic acids isolated from the sample; and

o Detection - the method of determining the presence or absence of the target DNA or RNA, typically through the use of fluorescent dyes.

Existing technologies for determining the genetic composition of a cell or organism generally face the following limitations:

o Require skilled technicians and special laboratories. Currently available methods and systems for genetic analysis require skilled technicians in a controlled laboratory setting, including, in many cases, separate rooms to prevent contamination of one sample by another. Some progress has been made to automate this process.

o Large and inflexible equipment. Most currently available genetic analysis equipment is large and inflexible and requires a technically complex operating environment. New designs are attempting to address miniaturization of equipment.

o Timeliness of result. Current sample preparation, amplification and detection technologies rely on processes that often require hours to complete, rendering results that may not be timely enough to be medically useful. Some new instruments are attempting to reduce analysis times.

o Sensitivity constraints. Some existing technologies accept and process only very small sample volumes, forcing laboratory technicians to spend significant effort in concentrating larger samples in order to obtain the required level of sensitivity for detecting and measuring the presence of a genetic sequence.

o Lack of integration. We believe that current amplification and detection systems do not fully automate and integrate sample preparation into their processes in a manner that can be useful in a non-laboratory setting in a cost effective fashion.

o Operational Cost. The operating costs for existing technologies can be extremely high, making the implementation of the device cost-prohibitive.

o False Positives. Most existing technologies are susceptible to false positive results, which can have significant social and economic consequences.

Currently, the two most commonly used methods for genetic testing are microbial culture and Polymerase Chain Reaction, commonly referred to as PCR. With microbial culture, a sample from the environment is placed into a small laboratory dish containing a nutrient rich media. The microbial culture is allowed to grow for a specified period of time, usually between 24-48 hours. The sample is then examined and a determination is made as to whether an organism is present in the sample. Although highly accurate, the disadvantages of microbial cultures are the time required to determine the presence of an organism and the need for a laboratory and an expertise in culture preparation and analysis. PCR has been one of the most promising methods for an automated anthrax detection system. PCR amplifies DNA targets of choice, such as gene sequences encoded for the anthrax toxins to detectable levels. PCR is very sensitive and is able to detect very small amounts of DNA. But, the PCR process typically requires about three to eight hours to complete, plus an additional three hours for sample preparation time, which must usually be performed by a trained technician. Some developments have been made to automate the PCR process and reduce the analysis time. Nonetheless, the process is very expensive.

We believe that the principal desired characteristics of an anthrax detection system are sustained, online operation with minimal maintenance, minimal susceptibility to false alarms, and low operating costs. These attributes require that we address the limitations inherent in most current technologies with a product that can operate as a stand alone detection device.

OUR SOLUTION

Universal Detection Technology's BSM-2000 combines a bio-aerosol capture device with a chemical test for bacterial spores that we believe will accurately detect a potential anthrax attack in a timely fashion. Our system is designed to function as a first line of defense to detect a potential anthrax attack, on a fully automated basis and at a low cost compared to existing technologies. Only upon actual detection of a possible attack would first responders implement the more expensive tests such as immunoassay or DNA testing techniques to verify the identity of the detected spores. We believe our device, coupled with a testing device to be used only in the event of actual detection, is significantly less expensive than the existing competing technologies that are used to detect and test for a possible anthrax attack. This is true in large part because our device does not require the constant presence of experts or any continuous testing mechanism for anthrax, both of which substantially increase cost.

COMPANY PRODUCTS

We have expended all of our research and development efforts towards the design and testing of BSM-2000. This instrument consists of four components:

o an air sampler for aerosol capture, which collects aerosolized particles on a fiber tape,

o     thermal lysis for releasing the dipicolinic acid from the spores,

o     reagent delivery via syringe pump, and

o a lifetime gated luminescence detection of the terbium-dipicolinate complex.

The device is designed to continuously monitor the air and measure the concentration of airborne bacterial spores every 15 minutes, or each testing interval. The testing intervals are adjustable to respond to varying client needs. Bacterial spores are captured on the glass fiber tape. Next, thermal lysis "pops" the endospores, releasing a chemical from inside the endospore called dipicolinic acid, which is unique to bacterial spores. Then, a syringe pump adds a drop of terbium containing solution to the tape on the location where the endospores were lysed. Finally, a lifetime gated photometer measures the resultant terbium dipicolinate luminescence intensity, which is proportional to the bacterial spore concentration on the tape. A large change in endospore concentration is a strong indication of an anthrax attack, because endospores are the means by which anthrax travels.

Pursuant to our development plan, if an increase in spore concentration is detected, an alarm will sound notifying both a building's internal security as well as local emergency services through the device's landline or wireless networking capability. The system can be adjusted to ensure that the maximum time it takes to detect, and generate an alarm in response to a release of bacterial spores is approximately 15 minutes, which we believe will be adequate to substantially reduce the likelihood of widespread contamination. This response time also provides adequate time to begin antibiotic treatment prior to the onset of symptoms which can arise within two to three days if left untreated. The system is designed for constant and unattended monitoring of spaces such as public facilities and commercial buildings.

JPL's detection technology is designed to sound an alarm only when it detects a significant increase in spore count. Natural background fluctuation of airborne endospores are very low, approximately 0.1 to 1 spore per liter of air, compared to an anthrax attack which would result in a concentration swing many orders of magnitude greater than background levels. Also, our device does not detect spores from other microorganisms, such as fungi and molds, and discriminates against detecting aerosol components such as dust. In addition, upon installation of the device, we expect to operate it for seven to ten days to measure the natural concentrations of bacterial spores in the area in which the device operates, so that the triggering threshold of that device will be set at an appropriate level for that environment.

Significantly, it is only upon detection of a significant increase in spore count, that our device is triggered and the sample collected is tested. In contrast, existing competing technologies require testing of ambient air samples continuously, which is very expensive, either because of the expert personnel required or the costs of the continuous immunoassay or DNA testing. In addition, we believe that these competing technologies are more likely to result in false positives due to the volume of tests performed. In contrast, BSM-2000 is designed so that testing occurs only following an actual detection of substantially increased spore count, which significantly reduces the number of overall tests performed. Also, generally an increase in spore count, whether anthrax or benign, is unusual, and arises as a result of intentional conduct, which may be important to investigate even if the spores released ultimately were not harmful. False positive results are problematic not only for the obvious reason relating to their level of accuracy, but also because of the cost and consequences of a false alarm. On one occasion, a false anthrax alarm shut down 11 postal facilities in the Washington D.C. area.

BSM-2000 is designed to function as a stand-alone product to detect a likely Anthrax threat, but does not provide a testing mechanism for samples collected that trigger the device. We believe that the device will function well as a complement to an existing bio-terrorism detection device in places such as public buildings and stadiums. For example, we believe that BSM-2000 would function well as a front-end monitor to a PCR-based device. In the case that our device detects a substantial increase in spore count, the PCR-based device would be employed to test the sample collected.

MARKETING AND SALES

We are in the process of developing our sales and marketing plan which may include strategic partnership agreements, retention of an in-house staff or consultants, or a combination of the foregoing. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc., pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Global Baggage Protection Systems, which is doing business as Secure Wrap.

Our marketing and sales plan also includes expending extensive efforts aimed at creating brand recognition and brand loyalty for our company and for our product. We expect that the plan will include our active and regular presence in national and international defense related exhibitions, use of print and motion picture promotional material, and interviews on national and international media.

In the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The sales price to Secure Wrap reflects a discount not to exceed 15% of the lower end of our expected price range for the device. The purchase order was contingent upon Secure Wrap's satisfaction of the first unit shipped to it. Secure Wrap could accept or return the device within 90 days and if Secure Wrap accepted the detection device, the purchase order would call for us to ship one device every two months over the next 18 months. Pursuant to this purchase order we shipped a unit of BSM-2000 to Secure Wrap in March 2005. Prior to the expiration of the 90 day period, Secure Wrap requested, and we agreed, to extend that period to the date upon which we complete our principal field testing and obtain third party verification of the BSM-2000. Secure Wrap has returned the device initially provided to it for our analysis of sample collection and for modifications.

In the first quarter of 2005, we received an additional purchase order from Secure Wrap for one unit for installation at their site at the Miami International Airport. We expected to ship this unit in the second quarter of 2005, following completion of an appropriate response plan approved by Secure Wrap. As we did with our first purchase order from Secure Wrap, we have agreed to postpone the fulfillment of this purchase order until the completion of our principal field tests and third party verifications.

We expect to offer for sale the existing version of our detection device at a price range of $75,000 to $100,000 per device. However, depending upon market reaction, our costs of production, the timeliness that we receive orders, and additional factors, our price range may increase or decrease. In addition, we may offer successive versions of our device, if any, at an increased or decreased price point depending upon the features, performance and other relevant factors of the particular version.

MANUFACTURING

Currently, we do not have any manufacturing or distribution capabilities. We have been in discussions with two third-party contractors, Met One Instruments and Horiba Jobin Yvon, regarding the manufacturing of our BSM-2000. Met One and Horiba Jobin Yvon have manufactured 2 units for us. Pursuant to a verbal agreement, we have chosen Horiba Jobin Yvon as our manufacturer of choice for the production of the spectrometers that are used within our device. In addition, Met One Instruments has verbally agreed to collaborate with us in production of air samplers, which are used to gather samples on the filter tape, during the field testing of the BSM-2000. Upon completion of our testing, Met One Instruments also has agreed to collaborate with Horiba Jobin Yvon and Horiba Jobin Yvon has agreed to obtain technical information from Met One Instruments in order for Horiba Jobin Yvon to manufacture the entire device including the spectrometer and the air sampler. In the fourth quarter of 2005, Met One Instruments manufactured another unit of BSM-2000 with a stronger pump and self calibration capability. This unit also uses a spectrometer manufactured by Horiba Jobin Yvon.

RESEARCH AND DEVELOPMENT

We intend to focus substantially on testing and commercialization of BSM-2000. Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which initially we referred to as the Anthrax Smoke Detector, and which we renamed BSM-2000 on April 21, 2005. BSM-2000 is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The device operates to detect an increase in the concentration of bacterial spores, which is indicative of a potential presence of Anthrax. Under our agreement with JPL, we paid it approximately $250,000 for its services and we received an option to license all technology developed under the Technology Affiliates Agreement from Caltech. On September 30, 2003, we exercised our option and Caltech granted to us a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement and a worldwide nonexclusive license to rights in related proprietary technology. To maintain our license with Caltech, a minimum annual royalty of $10,000 was due to Caltech on August 1, 2005, and is due on each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum. Pursuant to the terms of the license, we must pay four percent royalties on product sales in countries where a patent is issued and two percent royalties on product sales in countries where a patent is not issued, as well as 35 percent of net revenues received from sub-licensees. As of the date of this report we are in compliance with the terms of our agreement with Caltech and have paid in full all owed royalties.

We spent $20,000, $199,000 and $82,000 on research and development for the years ended December 31, 2004, 2003 and 2002, respectively. We paid the substantial majority of these amounts ($169,000 in fiscal 2003 and $80,000 in fiscal 2002) to JPL under the Technology Affiliates Agreement. The $20,000 and additional $30,000 of research and development expenses incurred in 2004 and 2003 respectively, related to equipment allocated out of finished goods inventory for testing at JPL. The remaining $2,000 of research and development expenses incurred in 2002 was payment for the option to license all of the technology developed under the Technology Affiliates Agreement.

TESTING

In May 2004, we unveiled the first functional prototype of BSM-2000. The prototype operated on external software. In July 2004, we commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune our product. The use of benign spores is as effective as testing with anthrax spores because our device is designed to detect an increase in bacterial spore concentration levels. Based on results we obtained, we were able to enhance the sensitivity of BSM-2000 by improving the sample collection efficiency of the device, and made certain other modifications to improve efficiency. Our device is a functional viable product, available for sale.

We hope to continue field testing of BSM-2000 in different environments and conditions in 2006 and to use the empirical data gained from the testing to further improve the design and functionality of our product. We are engaged in discussions with Rutgers University to perform our field testing. The Center for Advanced Infrastructure and Transportation at Rutgers University, which we refer to as CAIT, was given an initial (Phase I) grant from the National Science Foundation to conduct a preliminary study on methods to protect the nation's transportation infrastructure against a potential airborne biological attack. Rutgers identified us as a partner in this project. Rutgers has applied for a Phase II grant from the National Science Foundation. Initially, CAIT's commitment to engage in field testing of BSM-2000 was contingent on receipt of the Phase II grant. However, CAIT recently agreed to conduct field testing of BSM-2000 at a facility it chooses regardless of whether it receives the Phase II grant from the National Science Foundation. We expect to see progress on this front with Rutgers in 2006.

In the second quarter of 2005 we strengthened our relationships with Rutgers University and CAIT. We have agreed to conduct a feasibility study jointly with CAIT to evaluate the possibility of integration of BSM-2000 into CAIT's newly designed software used for simulation of evacuation procedures for buildings and public structures. Also, in late August 2005, we jointly represented our technology with representatives from CAIT to a group of officials, industry experts, and academics in New Jersey. No work has yet been done with regards to the integration of BSM-2000 into CAIT's software.

We also seek to negotiate arrangements with operators of large venues to install our devices and allow us to collect, analyze and otherwise use the data collected to improve the functionality of our device. We expect that collected samples will provide valuable scientific data about background bacterial spore levels in the air. We intend to use the data to closely monitor and study the performance of the machine in a non-controlled setting. Thus far under this program, we have only conducted tests at JPL and at a major hotel in Orange County.

GOVERNMENTAL APPROVAL

We are not presently aware of any governmental agency approval required for BSM-2000 before we can sell it in the United States. We cannot assure you that BSM-2000 is not subject to or will not become subject to governmental approval. To the extent that any governmental approval is required in the future, we intend to obtain all required approvals consistent with applicable law. We cannot assure you that future governmental regulation will not adversely affect our ability to successfully commercialize a viable product.

EMPLOYEES

As of December 31, 2005, we had a total of six employees. We also employ outside consultants from time to time to provide various services. None of our employees are represented by a labor union. We consider our employee relations to be good.

SCIENTIFIC ADVISORY BOARD

We are building a Scientific Advisory Board and to date have assembled two scientific advisors with demonstrated expertise in fields related to molecular, chemical and medical pharmacology and hepatic science. These advisors are not members of our Board of Directors. The role of our Scientific Advisory Board principally is to meet periodically with our Chief Executive Officer and certain of our consultants and members of JPL to discuss our present and long-term research and development activities, provide input and evaluation of our overall product line, assist and consult on our strategic direction, and introduce us to business relationships, industry contacts, and other strategic relationships that may be of value to us. Scientific Advisory Board members include: Leonard Makowka, M.D., Ph.D., a distinguished clinical surgeon, transplantation specialist and medical researcher, recognized as one of the world's leading authorities in hepatic science (study relating to the liver), and Louis Ignarro, Ph.D., Distinguished Professor of Pharmacology, University of California at Los Angeles School of Medicine. As medical doctors, both of these individuals are knowledgeable on the properties of bacterial spores, including Anthrax, how these spores operate in our environment, and their effect on the human body, which has been valuable in the overall development of BSM-2000.

In August 2003, we began paying Dr. Makowka a monthly consulting fee of $5,000. We also issued 475,000 shares of our common stock to Dr. Makowka as compensation for his services. These shares were valued at $85,000, the market value of our common stock on the date issued. We stopped paying Dr. Makowka as of June 2005. However, we maintain close relationships with Dr. Makowka and he is available for help and consultation upon request and he maintains his seat on the scientific advisory board. To date Dr. Ignarro has received warrants to purchase 200,000 shares of our common stock immediately exercisable at $0.25 per share, valued at $31,438, as compensation for his services.

COMPETITION

We face intense competition from a number of companies that offer products in our targeted application areas. Our competitors may offer or be developing products superior to ours. From time to time, we have been required to reduce our research efforts while we seek to raise additional funds. Our competitors may be significantly better financed than us. There are various technological approaches available to our competitors and us that may be applicable to the detection of pathogens in the air, and the feasibility and effectiveness of these techniques has yet to be fully evaluated or demonstrated.

Several companies provide or are in the process of developing instruments for detection of bio-terrorism agents. Centrex, Inc., a publicly traded company, owns the exclusive worldwide license to develop, manufacture, and market a system for detecting microbial contamination in air, food and water. Centrex is seeking to develop and market an automated fully integrated system which enables rapid detection of harmful pathogens in the air by recognizing the unique DNA (or RNA) fingerprint of the organism, whether bacteria or virus. Its planned product is designed to be a system that automatically collects samples, prepares the DNA, performs the analysis rapidly, and communicates results to the end-user, via specially integrated software, with a goal to produce test results within 30 minutes after a sample is collected.

Similarly, Cepheid, a publicly traded company, focuses on the detection and analysis of DNA in samples such as blood, urine, cell cultures, food and industrial air and water. According to public disclosures of Cepheid, Northrop Grumnan is developing a Biohazard Detection System that consists of a detection system (GeneXpert(R)) manufactured by Cepheid. This detection system offers rapid (about one hour) and sensitive detection of specific gene sequences present in Bacillus anthracis, the causative agent for anthrax. According to news releases of Cepheid, the Biohazard Detection System has been installed at over 35 U.S. Postal Service mail sorting facilities throughout the United States.

Cellomics, Inc. has developed a system that utilizes living cells for the detection, classification, and identification of chemical and biological warfare threat agents such as anthrax and botulinum neurotoxin. Smiths Detection, a privately held U.K. company, has developed an automated biological agent detector that simultaneously detects up to eight different agents using Immuno-ligand Assay chemistries. This device is an on-demand, portable system that identifies specific biological agents and their concentration levels.

We believe that the primary competition for BSM-2000 is PCR-based methods. However, the complexity of PCR makes automated implementation extremely expensive. We believe that BSM-2000 operating costs will be substantially less than PCR-based methods. Thus, we expect to be competitive with companies offering these PCR methods. Moreover, we believe the two technologies are synergistic and may be employed in concert. In order to compete against vendors of PCR-based methods, we will need to demonstrate the advantages of our products over alternative existing technologies and products and the potential cost advantages of our products relative to these conventional technologies and products.

We also expect to encounter intense competition from a number of established and development-stage companies that continually enter the bioterrorism detection device market. Our competitors may succeed in developing or marketing technologies and products that are more effective or commercially attractive than our potential products or that render our technologies and potential products obsolete. As these companies develop their technologies, they may develop proprietary positions that prevent us from successfully commercializing our products.

INTELLECTUAL PROPERTY

On September 30, 2003, we entered into a license agreement with Caltech whereby we received licenses to produce, provide and sell proprietary products, processes and services for use in the detection of pathogens, spores, and biological warfare agents. These licenses include a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement with JPL and a worldwide nonexclusive license to rights in related proprietary technology. We also have a right under the agreement to grant sublicenses without rights to sublicense further. Caltech reserves the right to produce, provide and sell the licensed products, processes and services solely for noncommercial educational and research purposes. The United States government also has a worldwide, non-exclusive, non-transferable license to use or have used, for the performance of work for it or on its behalf, any inventions covered by the patent rights or the rights in the proprietary technology. The terms of the license further require that our licensed products are manufactured substantially in the United States, unless we can show that domestic manufacturing is not commercially feasible.

As part of the sale of our wholly-owned subsidiary, Dasibi Environmental Corp. to a third party in March 2002, we obtained a perpetual nonexclusive license to exploit all of Dasibi's intellectual property rights anywhere in the universe outside of mainland China. Dasibi's core business had been the design, manufacture and marketing of automated continuous monitoring instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes." Dasibi also supplied computer-controlled calibration systems that verify the accuracy of our instruments, data loggers to collect and manage pollutant information, and final reporting software for remote centralized applications.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth certain information with respect to our directors and officers as of December 1, 2004. The following persons serve as our directors and executive officers:

   DIRECTORS & EXECUTIVE OFFICERS      AGE              POSITION
   ------------------------------      ---          ----------------

Jacques Tizabi.......................  33    Director, Chief Executive Officer
                                             and President
Matin Emouna (1) (2).................  36    Director
Michael Collins (1) (2)..............  35    Director, Secretary

       KEY EMPLOYEES                   AGE              POSITION
       -------------                   ---          ----------------

Ali Moussavi                           34    Vice President of Global Strategy

(1)     Member of the Compensation Committee.
(2)     Member of the Audit Committee.

Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and/or any executive officer.

JACQUES TIZABI has been the Chief Executive Officer, President and Chairman of the Board of Directors of our Company since October 2001. He also serves as our Acting Chief Financial Officer. Mr. Tizabi spends on average 40-50 hours per week providing services to us, and also is involved with several other companies in industries unrelated to our business. He is the co-founder and managing partner of Astor Capital, Inc., which was founded in 1995 and specializes in investment banking and asset management, predominantly in the area of direct private investment in public companies. He is also a director of eCast Media, a subsidiary of NT Media Corp. of California, a publicly traded company, and President, Chief Executive Officer, and director of Riddle Records, Inc., a publicly traded company. Mr. Tizabi has substantial experience in evaluating, structuring and negotiating direct investments in public companies and later stage private companies. Mr. Tizabi holds a B.S. degree in Business from New York University and an M.B.A. from Pepperdine University.

MICHAEL COLLINS has been the Secretary and a director of our Company since October 2001. He has been an independent business consultant since December 1998. Between 1993 and 1997, Mr. Collins worked for Twentieth Century Fox International, PolyGram Filmed Entertainment and Savoy Pictures in the field of media management. Mr. Collins received a B.A. in Political Science from Columbia University and an M.B.A. from The Anderson School at UCLA.

MATIN EMOUNA has served as a director of our Company since October 2001. Since 1997, Mr. Emouna has maintained his own law practice in New York, where he represents foreign and domestic clients in a broad range of real estate transactions, with emphasis on new constructions, commercial real estate transactions, shopping center development, financing, and commercial leasing. Mr. Emouna also serves as a general counsel for Omni Abstract Title, Radio Sedayeh Iran and several non-profit religious organizations. He holds a B.S. degrees in Business Administration and Spanish from New York State University at Albany and a J.D. from Benjamin N. Cardozo School of Law.

Ali Moussavi has been the Vice President of Global Strategy of our Company since October 2004. Mr. Moussavi principally is responsible for identifying and structuring international opportunities and partnerships. Mr. Moussavi has substantial experience and knowledge in global expansion and for over the past five years, has acted as corporate advisor to several U.S. companies, structuring financial and business reorganization plans and assisting in the expansion of their consumer and/or investment base to the European and Asian continents. Mr. Moussavi is a co-founder of Astor Capital, Inc. He holds a B.S. degree in Mathematics from New York University.

                              DIRECTOR COMPENSATION

On October 18, 2004, the Board of Directors determined to compensate independent directors in the amount of $15,000 each for services rendered through December 31, 2004. The Board also determined to compensate the independent directors $5,000 each for services to be rendered for the period January 1, 2005 through December 31, 2005. When we request our Board members to attend meetings in person, it is our policy to reimburse directors for reasonable travel and lodging expenses incurred in attending those Board meetings.

AUDIT COMMITTEE

Our Audit Committee currently consists of Michael Collins and Matin Emouna. Each Audit Committee member is independent within the meaning of the applicable Nasdaq listing standards and applicable rules and regulations promulgated by the Securities and Exchange Commission. Our Audit Committee currently does not have a financial expert within the meaning of the applicable SEC rules as management does not believe one is necessary in light of the Company's current stage of product development.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation for services in all capacities rendered to us for the three fiscal years ended December 31, 2005, of our Chief Executive Officer and our other executive officers whose annual compensation exceeded $100,000 in the fiscal year ended December 31, 2005, if any. We refer to the Chief Executive Officer and these other officers as the named executive officers.

                                             ANNUAL                                       LONG-TERM
                                          COMPENSATION                               COMPENSATION AWARDS

                                                                      CASH VALUE     SECURITIES UNDERLYING
 NAME AND PRINCIPAL POSITION     YEAR      SALARY        BONUS      OF PERQUISITES          OPTIONS
Jacques Tizabi                   2005     $115,385
  President, Chief Executive     2004     $150,000 (1)                $16,218
  Officer, Acting CFO and        2003     $145,833 (1) $416,667 (1)      --                 6,800,000
  Chairman of the Board
Ali Moussavi
  Vice President of Global       2005     $132,692         --            --                     --
  Strategy                       2004     $154,000         --            --                     --

----------------
(1) To enable us to meet a portion of our obligations as they became due, our Chairman and Chief Executive Officer agreed to continue to provide services to us, despite our inability to pay his salary to him for 20 consecutive months, totaling $416,667. Our CEO agreed permanently to waive that compensation. In August 2003, our Board of Directors approved a bonus of $416,667 based largely upon our CEO's continued service to the Company without payment, his waiver of those amounts owed, and the progress of the BSM-2000.

OPTION GRANTS IN FISCAL 2005

There were no options granted during fiscal 2005 to the named executive officers.

AGGREGATED  OPTION  EXERCISES  IN LAST  FISCAL YEAR AND FISCAL  YEAR-END  OPTION
VALUES

The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options during fiscal 2005, the number of shares of common stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the common stock on the OTC Bulletin Board on December 31, 2005 ($0.41 per share).

                 SHARES                    NUMBER OF SECURITIES
                 ACQUIRED                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                    ON       VALUE              OPTIONS AT             IN-THE-MONEY OPTIONS AT
     NAME        EXERCISE    REALIZED        DECEMBER 31, 2005            DECEMBER 31, 2005
     ----        ---------   ---------   --------------------------   ---------------------------
                                         EXERCISABLE   UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
Jacques Tizabi      --          --       7,950,000         --         $670,500            --

EMPLOYMENT AGREEMENTS

We have an employment agreement with Jacques Tizabi. Mr. Tizabi's employment agreement, dated as of September 24, 2001, and amended August 23, 2004, provides for Mr. Tizabi to serve as our Chairman of the Board, Chief Executive Officer and President until December 31, 2010, unless otherwise extended. The employment agreement provides for Mr. Tizabi to receive an annual base salary of $250,000, subject to salary increases of 5% per year commencing January 1, 2006. Mr. Tizabi also is entitled to specified perquisites, including participation in any group life, medical, disability and other insurance plans provided by us, use of a luxury automobile approved by the compensation committee (with a maximum cost of $2,500 per month), monthly dues for club memberships not to exceed $1,500 per month, and reimbursement of entertainment expenses provided to our customers, vendors, and strategic partners. To date, Mr. Tizabi has not received any of these specified perquisites.

If Mr. Tizabi's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Tizabi's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerate the vesting of his options and continue to provide family medical benefits. If Mr. Tizabi's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Tizabi his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Tizabi).

If Mr. Tizabi terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Tizabi terminates automatically, we will pay Mr. Tizabi his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses and continue to provide specified benefits and perquisites.

If Mr. Tizabi terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Tizabi is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

If any of the payments due Mr. Tizabi upon termination qualifies as "excess parachute payments" under the Internal Revenue Code, Mr. Tizabi also is entitled to an additional payment to cover the tax consequences associated with these excess parachute payments.

Mr. Tizabi has agreed that he will defer payment of all accrued but unpaid bonus or salary, or other compensation payable to him in excess of $150,000 per year, for 2004 and 2005 until December 31, 2005.

We also have an employment agreement with Ali Moussavi. Mr. Moussavi's employment agreement, dated as of October 1, 2004, provides for Mr. Moussavi to serve as our Vice President of Global Strategy. The employment agreement provides for Mr. Moussavi to receive an annual base salary of $150,000. Mr. Moussavi has agreed that his annual base salary for 2005 may be paid to him in either cash or shares of our stock.

STOCK INCENTIVE PLANS

We have in effect the 2003 Stock Incentive Plan, which we refer to as the 2003 Plan. The purpose of the 2003 Plan is to advance our interests and our stockholders by strengthening our ability to obtain and retain the services of the types of officers, employees, directors, and consultants who will contribute to our long-term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all of our stockholders. The total number of our common shares authorized and reserved for issuance under 2003 Plan is 4,500,000. The 2003 Plan is administered by our board of directors or a committee comprised of at least two members of our board of directors appointed by our board of directors, referred to as the Plan Administrator. The Plan Administrator has the authority to grant to eligible persons following rights:

o incentive stock options;

o nonstatutory stock options; and

o restricted stock.

The Plan Administrator also has the authority to:

o construe and interpret the 2003 Plan;

o promulgate, amend, and rescind rules and regulations relating to the administration of the 2003 Plan;

o from time to time select from among our and our subsidiaries' eligible employees, directors, and consultants those persons to whom options will be granted;

o determine the timing and manner of the grant of the options or award of stock, whether the option will be an incentive stock option or a nonstatutory stock option;

o determine the exercise price, the number of shares covered by, and all of the terms of the options (which need not be identical) as well as the number of shares of restricted stock that may be awarded, the purchase price, and form of payment;

o determine the duration and purpose of leaves of absence which may be granted to optionees without constituting termination of their employment for purposes of the 2003 Plan;

o make all of the determinations necessary or advisable for administration of the 2003 Plan; and

o in its absolute discretion, without amendment to the 2003 Plan, accelerate the date on which any option granted under the 2003 Plan becomes exercisable, waive or amend the operation of 2003 Plan provisions respecting exercise after termination of employment, or otherwise adjust any of the terms of the option.

The 2003 Plan will terminate automatically on June 13, 2013. To date, we have not yet issued any options nor granted any restricted common stock under the 2003 Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information relating to the ownership of common stock by (i) each person known by us be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the information relates to these persons, beneficial ownership as of December 31, 2005. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of Universal Detection Technology, 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, unless otherwise set forth below that person's name.

                                            Number of Shares of
                                              Common Stock          Percent of
    NAME AND ADDRESS                        Beneficially Owned (1)   Class (1)
    ----------------                        -----------------------------------

Jacques Tizabi (2).........................           7,979,700        14.2%
Michael Collins............................                  --          0%
Matin Emouna...............................                  --          0%
Ali Moussavi...............................                  --          0%
Directors and executive officers as a
     group (4 persons) (2).................           7,979,700        14.2%

---------------
     (1) Under Rule 13d-3 under the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by that person (and only that person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership with respect to the number of shares of our common stock actually outstanding at February 9, 2006.

     (2) Includes (a) 7,950,000 shares that may be acquired upon the exercise of options, which are or will become exercisable on or prior to March 1, 2005, (b) 21,900 shares that may be acquired upon the exercise of warrants owned by Astor Capital, Inc., and (c) 6,000 shares that may be acquired upon the exercise of warrants owned by JRT Holdings, Inc. Mr. Tizabi and Mr. Ali Moussavi, each a 50% owner of Astor Capital, Inc., share voting and dispositive power. Mr. Tizabi and Mr. Raymond Tizabi, each a 50% owner of JRT Holdings, Inc., share voting and dispositive power.

The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers and other stockholders, or taken from documents filed with the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 8, 2005, the Company executed a promissory note in the aggregate principal amount of $6,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on June 30, 2005. The note was repaid with interest in July 2005.

On June 28, 2005, the Company executed a promissory note in the aggregate principal amount of $12,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on July 20, 2005. The note was repaid with interest in July 2005.

On August 3, 2005, the Company executed a promissory note in the aggregate principal amount of $8,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on August 31, 2005. The note was repaid in August 2005.

On September 20, 2005 the Company executed a promissory note in the aggregate principal amount of $2,153 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 12% per annum and is due and payable on November 20, 2005.

In connection with our private placement offering, our Chief Executive Officer agreed to defer payment of all accrued but unpaid bonus and salary, as well as any compensation payable to him in excess of $150,000 per year, until December 31, 2005.

Effective June 1, 2003, we entered into an agreement with Astor Capital, Inc., a company in which Jacques Tizabi, our Chief Executive Officer, is the President of and owns a 50% interest and in which Ali Moussavi our Vice President of Global Strategy owns a 50% interest, pursuant to which we have agreed to pay $25,000 per month for investment banking and strategic advisory services as well as a 10% fee for all debt and equity financing raised for us. In connection with our private placement offering in July 2004, we modified this agreement so that the compensation payable to Astor Capital under the agreement is reduced during the period from April 29, 2004, and for nine months thereafter, to an amount not to exceed the sum of $5,000 per month, excluding any fees for placement of securities. Effective September 30, 2004, we terminated this agreement.

During the years ended December 31, 2004 and 2003, we paid Astor Capital, Inc., placement fees in the aggregate amounts of $149,073, $157,633, respectively, in connection with private placements and equity financings for us.

During the years ended December 31, 2004 and 2003, we paid Astor Capital, Inc. $90,145 and $28,654 in connection with the use of the office space we sublease from it. This amount is equal to the amount Astor Capital paid to its landlord for the pro rata portion of the lease of the office space. Effective November 1, 2004, we entered into an agreement pursuant to which we assumed the lease from Astor. Under that agreement, Astor is obligated to pay $500 per month for the non-exclusive use of certain common areas of the office that Astor subleases from us.

                              SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by the selling stockholders named below. We have registered these shares to permit the selling stockholders to resell the shares when they deem appropriate. Subject to the restrictions described in this prospectus, the selling stockholders may resell all, a portion or none of their shares at any time under this prospectus. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified below may sell, transfer or otherwise dispose of all or a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts a selling stockholder may offer shares for sale under this prospectus.

The following table sets forth each selling stockholder, together with the number of shares of our common stock owned by each stockholder as of February 13, 2006, unless otherwise indicated, the number of shares of our common stock being offered by each selling stockholder under this prospectus and the number of shares of our common stock owned by each stockholder upon completion of this offering. Our common stock being offered under this prospectus is being offered for the account of the selling stockholders.

This prospectus relates to the resale of up to 110,822,470 shares of common stock by the selling stockholders named in this prospectus. The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders:

o up to 100,000,000 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit with European Equity Group;
o 6,122,470 shares underlying warrants with a term of three (3) years and an exercise price of $0.15;
o 3,600,000 shares underlying warrants with a term of three (3) years and an exercise price of $0.17;
o     1,100,000 shares issuable for consulting services.

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Name of Selling      Common Shares     Percentage of     Common Shares     Shares             Beneficial
Shareholder          Beneficially      Outstanding       Issuable Upon     Registered in      Ownership
                     Owned by          Shares            Exercise of       This Offering      After This
                     Selling           Beneficially      Securities                           Offering (2)
                     Shareholder       Owned Before      forming part of
                     Before Offering   Offering          this Offering
                     (1)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
                                                                           Number of Shares   Percent (3)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
European Equity      2,805,292         4.99%             100,000,000 (5)   100,000,000        0.0%
Group (4)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

(1) Ownership as of November 21, 2005, for the selling stockholders based on information provided by the selling stockholders or known to us.

(2) Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3) Based on 56,218,277 shares of common stock issued and outstanding as of February 9, 2006.

(4) Sophie Leacacos may be deemed the control person, with voting and investment control, of the shares owned by European Equity Group. Ms. Leacacos disclaims beneficial ownership of the shares owned by such entity.

(5) Represents shares of common stock that potentially may be issued upon the draw down of $10,000,000 on our equity line line of credit.

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
                     Shares                                                Shares
                     Beneficially                                          Beneficially
                     Owned Prior to                                        Owned After the
                     Offering (1)                                          Offering (2)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Name of Selling      Shares of         Total             Total Shares      Number             Percent
Shareholder          Common Stock      Percentage of     Registered
                     and Shares of     Common Stock,
                     Common Stock      Assuming Full
                     Issuable Upon     Conversion (4)
                     Exercise of
                     Warrants (3)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Trilogy Capital      3,600,000         6.2%              3,600,000         -0-                0.00
Partners (5)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Christian            100,000           *                 100,000           -0-                0.00
Kinjersley Maple
(6)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Philip Beck          50,000            *                 50,000            -0-                0.00
Jupiter (7)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Margie Chassman (8)  120,000           *                 120,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Christopher M.       50,000            *                 50,000            -0-                0.00
Convey (9)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Andrew Mitchell      100,000           *                 100,000           -0-                0.00
(10)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Mark Summerfield     100,000           *                 100,000           -0-                0.00
(11)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
R.K.E. Nicholson     100,000           *                 100,000           -0-                0.00
(12)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Fiona Holland (13)   100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Christine Stock      50,000            *                 50,000            -0-                0.00
(14)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Martin Findlay (15)  50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Frank Sangster (16)  100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Gerard Penfold (17)  100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Jain Stewart (18)    100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Frank H. Leferve     50,000            *                 50,000            -0-                0.00
(19)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Rhea L. Cote (20)    50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Seguso (21)   200,000           *                 200,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Johnsen (22)  25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Martin Legge (23)    100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Bill O'Donnell (24)  25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Jerry Clark (25)     25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Hanfling      100,000           *                 100,000           -0-                0.00
(26)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Richard Houlding     50,000            *                 50,000            -0-                0.00
(27)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Donald Mudd (28)     100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Baron (29)    25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Alan Parbery (30)    50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Kevin Sullivan (31)  25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Norman Rothstein     100,000           *                 100,000           -0-                0.00
(32)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Michael              25,000            *                 25,000            -0-                0.00
Cantanzarro (33)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
David Erickson (34)  100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Anthony and Martha   25,000            *                 25,000            -0-                0.00
Prochillo (35)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Demir Kozi (36)      25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Karen Miller (37)    50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Richard Hayes (38)   50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Patrick Bujold (39)  75,000            *                 75,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Ron Moey (40)        12,500            *                 12,500            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Young Chen (41)      25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Lucas (42)    50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Gary Filler (43)     25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Roy Cappadona Roth   25,000            *                 25,000            -0-                0.00
IRA (44)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Morris Rotenstein    100,000           *                 100,000           -0-                0.00
(45)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Richard and          50,000            *                 50,000            -0-                0.00
Elizabeth Smart
(46)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
David Ney (47)       20,000            *                 20,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
William Remick (48)  100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Brian Fillweber      50,000            *                 50,000            -0-                0.00
(49)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Brian Fillweber      50,000            *                 50,000            -0-                0.00
IRA (50)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
James Holliday (51)  50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Stuart Lee (52)      150,000           *                 150,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Jean Tedesco (53)    50,000            *                 50,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Peter Fink (54)      160,000           *                 160,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Carmela Luppino      300,000           *                 300,000           -0-                0.00
(55)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
JD Lauren, Inc.      100,000           *                 100,000           -0-                0.00
(56)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
R.S. Fisher Trust    50,000            *                 50,000            -0-                0.00
(57)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Robert Cohen (58)    25,000            *                 25,000            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Steve Pilskin (59)   100,000           *                 100,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
R. Van Ser Toorn     50,000            *                 50,000            -0-                0.00
(60)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Andrew Cranston      100,000           *                 100,000           -0-                0.00
(61)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Zephyre Ventures     100,000           *                 100,000           -0-                0.00
(62)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Leor Yohanan (63)    124,500           *                 124,500           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Arthur W. David      45,000            *                 45,000            -0-                0.00
(64)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Joseph A. Salino     86,250            *                 86,250            -0-                0.00
(65)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Alexander            180,000           *                 180,000           -0-                0.00
Makarovsky (66)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Meyers Associates    1,480,470         2.6               1,480,470         -0-                0.00
LLP  (67)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Hal Kozi (68)        11,250            *                 11,250            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Steve Benxivenga     30,000            *                 30,000            -0-                0.00
(69)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Omar Fernadez (70)   15,000            *                 15,000            -0-                0.00

-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Greg Mason (71)      12,500            *                 12,500            -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Ardie Tavangarian    350,000           *                 350,000           -0-                0.00
(72)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Mehdi Babaoff (73)   250,000           *                 250,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Kambiz Babaoff (74)  250,000           *                 250,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
David Molayem (75)   125,000           *                 125,000           -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Daryoosh Molayem     125,000           *                 125,000           -0-                0.00
(76)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
Total                10,822,470        19.2              10,822,470        -0-                0.00
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

* Less than 1%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the options and common stock purchase warrants will be issued.

(3) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

(4) Based on 56,218,277 shares of common stock issued and outstanding as of February 9, 2006.

(5) Includes 3,600,000 shares of common stock underlying warrants exercisable at $0.17 per share.

(6) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(7) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(8) Includes 120,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(9) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(10) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(11) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(12) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(13) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(14) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(15) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(16) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(17) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(18) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(19) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(20) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(21) Includes 200,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(22) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(23) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(24) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(25) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(26) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(27) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(28) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(29) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(30) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(31) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(32) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(33) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(34) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(35) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(36) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(37) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(38) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(39) Includes 75,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(40) Includes 12,500 shares of common stock underlying warrants exercisable at $0.15 per share.

(41) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(42) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(43) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(44) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share. Roy Cappadona may be deemed the control person, with voting and investment control, of the shares owned by such entity.

(45) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(46) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(47) Includes 20,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(48) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(49) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(50) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share. Brian Fillweber may be deemed the control person, with voting and investment control, of the shares owned by such entity.

(51) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(52) Includes 150,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(53) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(54) Includes 160,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(55) Includes 300,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(56) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share. Kenneth Orr may be deemed a control person, with voting and investment control, of the shares owned by such entity. (57) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(58) Includes 25,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(59) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(60) Includes 50,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(61) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(62) Includes 100,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(63) Includes 124,500 shares of common stock underlying warrants exercisable at $0.15 per share.

(64) Includes 45,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(65) Includes 86,250 shares of common stock underlying warrants exercisable at $0.15 per share.

(66) Includes 180,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(67) Includes 1,480,470 shares of common stock underlying warrants exercisable at $0.15 per share. Bruce Meyers may be deemed the control person, with voting and investment control, of the shares owned by such entity.

(68) Includes 11,250 shares of common stock underlying warrants exercisable at $0.15 per share.

(69) Includes 30,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(70) Includes 15,000 shares of common stock underlying warrants exercisable at $0.15 per share.

(71) Includes 12,500 shares of common stock underlying warrants exercisable at $0.15 per share.

(72) Includes 350,000 shares of common stock issuable pursuant to a consulting agreement.

(73) Includes 250,000 shares of common stock issuable pursuant to a consulting agreement.

(74) Includes 250,000 shares of common stock issuable pursuant to a consulting agreement.

(75) Includes 125,000 shares of common stock issuable pursuant to a consulting agreement.

(76) Includes 125,000 shares of common stock issuable pursuant to a consulting agreement.

                              PLAN OF DISTRIBUTION

The selling stockholders, which as used in this section includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions;
(vi) short sales; (vii) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; (viii) broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share; (ix) a combination of any of these methods of sale and (x) any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders that are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We  have  agreed  to  indemnify  the  selling   stockholders   against   certain
liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of two
(2) years from the effective date of the registration statement, the date on which the shares may be sold pursuant to Rule 144, and the date on which the shares have been sold or otherwise disposed.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 480,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of February 9, 2006, there were 56,218,277 shares of common stock outstanding that were held of record by approximately 1,346 stockholders, no shares of preferred stock outstanding, outstanding options to purchase 7,950,000 shares of common stock, and outstanding warrants to purchase 19,322,470 shares of common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation, as amended, and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable California law.

COMMON STOCK

Our common stock is traded on the Over the Counter Bulletin Board under the symbol "UDTT." Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and have cumulative voting rights. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

As of December 31, 2005, we have no shares of preferred stock outstanding. Our Board of Directors may, from time to time, authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our Articles of Incorporation, as amended, and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our Board of Directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

o restricting dividends on the common stock;

o diluting the voting power of the common stock;

o impairing the liquidation rights of the common stock; or

o delaying or preventing a change in control without further action by the stockholders.

WARRANTS

We have outstanding Class A Warrants to purchase an aggregate of 6,600,000 shares of common stock at $0.50 per share and Class B Warrants to purchase an aggregate of 3,000,000 shares of common stock at $0.70 per share. The Class A Warrants and the Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which dates range from June 1, 2009 to July 2, 2009. The warrants contain anti-dilution provisions for stock splits, dividends, reclassifications, mergers, reorganizations and similar transactions.

We also have outstanding warrants to purchase an aggregate of 6,122,470 shares of common stock at $0.15 per share. These warrants expire on January 1, 2011.

We also have outstanding warrants to purchase an aggregate of 3,600,000 shares of common stock at $0.17 per share. These warrants expire on August 18, 2008.

REGISTRATION RIGHTS

As of the date hereof, certain holders of our common stock and warrants are entitled to rights with respect to the registration under the Securities Act of the shares of our common stock they currently own and the shares of our common stock they may acquire upon exercise of their warrants.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is OTR Stock Transfer Corporation.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our Company for breach of a director's duties to us or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of our Company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our Company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

Our Articles of Incorporation also authorize us to provide indemnification to our agents (as defined in Section 317 of the California Corporations Code), through our Bylaws, by agreement or otherwise, with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

From time to time, the Company is a party to a number of lawsuits arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's operations, cash flows or financial position.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

Our consolidated financial statements as of December 31, 2004, and for each of the years in the two year period then ended, and the related financial statement schedules included in this prospectus have been audited by AJ. Robbins PC, independent auditors, as stated in their reports appearing herein which reports express a qualified opinion and include explanatory paragraphs relating to a going concern uncertainty and prior period restatement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, the related exhibits and the other material we file with the SEC without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You also can request copies of those documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov.

We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, Attention, Chief Executive Officer; telephone number 310-248-3655. In addition, you may access these filings at our website. Our website's address is www.udetection.com. The foregoing website references are inactive textual references only.

You should rely only on the information contained in this prospectus or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)

                          INDEX TO FINANCIAL STATEMENTS



Consolidated Balance Sheet as of September 30, 2005 (unaudited)             F-1

Consolidated Statements of Operations for the three months ended            F-2
September 30, 2005 and September 30, 2004 (unaudited)

Consolidated Statements of Operations for the nine months                   F-3
ended September 30, 2005 and September 30, 2004 (unaudited)

Consolidated Statements of Cash Flows for the nine months                   F-4
ended September 30, 2005 and September 30, 2004 (unaudited)

Notes to Consolidated Financial Statements                                  F-5


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2005

                                     ASSETS


CURRENT ASSETS:
     Cash and cash equivalents                                     $      9,873
     Certificates of deposit                                              1,005
     Restricted cash                                                    103,475
        Accounts receivable                                              65,000
     Deferred interest expense                                           24,300
     Prepaid expenses                                                   634,815
                                                                   ------------

         Total Current Assets                                           838,468

EQUIPMENT, NET                                                          113,193
DEPOSITS                                                                 10,226
PATENT COSTS                                                             31,022
                                                                   ------------

                                                                   $    992,909
                                                                   ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable, trade                                       $    364,688
     Bank Overdraft                                                      40,354
     Accrued liabilities                                              1,061,410
        Notes Payable - Related Party                                     2,153
     Notes payable                                                    1,012,766
     Deferred revenue                                                    65,000
     Accrued interest expense                                           515,518
                                                                   ------------

         Total current liabilities                                    3,061,889
                                                                   ------------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
     Preferred stock, $.01 par value, 20,000,000 shares
       Authorized, -0- issued and outstanding                              --
     Common stock, no par value, 480,000,000 shares
       Authorized, 53,697,506 issued and outstanding                 22,994,594
     Additional paid-in-capital                                       4,029,678
     Accumulated (deficit)                                          (29,093,252)
                                                                   ------------

         Total stockholders' equity (deficit)                        (2,068,980)
                                                                   ------------

         Total liabilities and stockholders'
           equity (deficit)                                        $    992,909
                                                                   ============

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                               SEPTEMBER 30, 2005


                                                          For the three months ended September 30,
                                                               2005                   2004
                                                       --------------------    --------------------
REVENUE                                                $               --      $               --
                                                       --------------------    --------------------
OPERATING EXPENSES:
     Selling, general and administrative                            795,537                 819,950
     Depreciation                                                     5,086                   3,250
     Research and development                                          --                    20,000
     Marketing                                                       32,200                 539,147
                                                       --------------------    --------------------

     Total expenses                                                 832,823               1,382,347
                                                       --------------------    --------------------

(LOSS) FROM OPERATIONS                                             (832,823)             (1,382,347)

OTHER INCOME (EXPENSE):
     Forgiveness of accrued interest payable                           --                    39,268
     Interest income                                                    645                   4,825
     Interest expense                                               (42,177)                (37,328)
     Amortization of loan fees                                      (20,942)                 (1,250)
                                                       --------------------    --------------------
                     Net other income (expense)                     (62,474)                  5,515
                                                       --------------------    --------------------

  NET (LOSS)                                           $           (895,297)   $         (1,376,832)
                                                       ====================    ====================

NET (LOSS) PER COMMON SHARE - BASIC AND DILUTED        $              (0.02)   $              (0.03)
                                                       ====================    ====================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING             53,425,296              46,754,352
                                                       ====================    ====================


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                               SEPTEMBER 30, 2005


                                                         For the nine months ended September 30,
                                                                 2005                  2004
                                                       --------------------    --------------------
REVENUE                                                $               --      $             25,000
                                                       --------------------    --------------------

OPERATING EXPENSES:
     Selling, general and administrative                          2,321,730               2,279,968
     Depreciation                                                    14,265                   6,895
     Research and development                                          --                    20,000
     Marketing                                                      115,514               1,939,531
                                                       --------------------    --------------------

     Total expenses                                               2,451,509               4,246,394
                                                       --------------------    --------------------

(LOSS) FROM OPERATIONS                                           (2,451,509)             (4,221,394)

OTHER INCOME (EXPENSE):
     Forgiveness of accrued interest payable                           --                    39,268
     Interest income                                                  3,077                   7,286
     Interest expense                                              (114,947)               (118,755)
     Amortization of loan fees                                      (28,442)                (44,510)
                                                       --------------------    --------------------
                     Net other income (expense)                    (140,312)               (116,711)
                                                       --------------------    --------------------

  NET (LOSS)                                           $         (2,591,821)   $         (4,338,105)
                                                       ====================    ====================

NET (LOSS) PER COMMON SHARE - BASIC AND DILUTED        $              (0.05)   $              (0.10)
                                                       ====================    ====================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING             52,532,333              41,326,282
                                                       ====================    ====================

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               SEPTEMBER 30, 2005


                                                                For the nine months ended September 30,
                                                                     2005                    2004
                                                             --------------------    --------------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:

Net (loss)                                                   $         (2,591,821)   $         (4,338,105)
Adjustments to reconcile net (loss) to net cash (used in)
   operations:
   Stock and warrants issued for services                                 663,214                 331,890
   Forgiveness of accrued interest payable                                   --                    39,268
   Depreciation                                                            14,265                   6,895
   Changes in operating assets and liabilities:
          Prepaid expenses                                                468,501                 569,197
          Employee Advances                                                  --                   (21,975)
          Inventories                                                        --                    20,000
          Deferred Interest                                                  --                   (24,300)
          Accounts Receivable                                             (65,000)                   --
          Deferred Revenue                                                 65,000                    --
          Accounts payable and accrued expenses                           409,536                 218,477
                                                             --------------------    --------------------

              Net cash (used in) operating activities                  (1,036,305)             (3,198,653)
                                                             --------------------    --------------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:

  Purchase of equipment                                                   (17,980)                (87,922)
  Payments received on bridge note to related party                          --                    50,000
  Advances to related party                                                  --                    (6,572)
  Redemption of/(Investment in) certificates of deposit                   252,340              (1,155,396)
  Investment in patent                                                       --                   (31,022)
  (Increase) in restricted cash                                            (1,638)                 (1,162)
                                                             --------------------    --------------------

       Net cash provided by (used in) investing activities                232,722              (1,232,074)
                                                             --------------------    --------------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Bank Overdraft                                                           40,354                    --
  Proceeds from issuance of common stock                                  191,420               5,949,675
  Payment of offering costs                                               (32,942)               (714,628)
  Proceeds from exercise of warrants                                        9,500                  20,000
  Advance from related party                                                2,153                    --
  Advances on Notes Payable                                               290,000                    --
  Payments on notes payable                                              (154,000)               (410,167)
                                                             --------------------    --------------------

         Net cash (used in) financing activities                          346,485               4,844,880
                                                             --------------------    --------------------

NET INCREASE/(DECREASE) IN CASH                                          (457,098)                414,153

CASH, BEGINNING OF PERIOD                                                 466,971                  14,899
                                                             --------------------    --------------------

CASH, END OF PERIOD                                          $              9,873    $            429,052
                                                             ====================    ====================

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Universal Detection Technology, formerly Pollution Research and Control Corp., included in Form 10-KSB for the fiscal year ended December 31, 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION

The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This standard requires us to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees and allows for use of the intrinsic value method for stock-based compensation of employees under Accounting Principals Board Opinion No. 25.

VALUATION OF THE COMPANY'S COMMON STOCK

Unless otherwise disclosed, all stock based transactions entered into by the Company have been valued at the market value of the Company's common stock on the date the transaction was entered into or have been valued using the Black-Scholes Model for American options to estimate the fair market value.

REVENUE RECOGNITION

Revenue is recognized upon shipment and acceptance of products. Title of goods is transferred when the products are shipped from our facility and accepted by the purchaser. Income not earned is recorded as deferred revenue.

PATENTS

Patents and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), the Company periodically evaluates its long-lived assets by measuring the carrying amounts of assets against the estimated undiscounted future cash flows associated with them. At the time the carrying value of such assets exceeds the fair value of such assets, impairment is recognized. To date, no adjustments to the carrying value of the assets have been made.

EARNINGS PER SHARE

The Company computes earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). The Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted loss per share is similar to the basic loss per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares. However, such presentation is not required if the effect is antidilutive. Accordingly, the diluted per share amounts do not reflect the impact of warrants and options or convertible debt outstanding for 20,351,145 and 11,834,560 shares at September 30, 2005 and 2004, respectively, because the effect of each is antidilutive.

INCOME TAXES

Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. At June, 2005, a full valuation allowance has been established for the deferred tax asset as management believes that it is more likely than not that a tax benefit will not be realized.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Certain amounts reported in our financial statements for the nine months ended September 30, 2004, have been reclassified to conform to the current year presentation.

NOTE 3 - DEFERRED REVENUE

Deferred Revenue at September 30, 2005 represents income on a unit shipped in March 2005. Initially, the customer had the option to accept the device within ninety days of delivery. The Company has agreed, at the request of the customer, to extend the date of acceptance until further testing and verification can be completed. The device is currently undergoing calibrations and additional analysis. Once the tests are completed, the Company expects to reinstall the device, however, the Company cannot guarantee that the customer will accept the device until the further testing and third party verifications are complete.

NOTE 4 - ACCRUED LIABILITIES

Included in accrued liabilities are payments due in connection with certain loan fees. A total of 180,000 shares are payable to third parties. The total value of the stock on the date of the notes were $28,600.

NOTE 5 - STOCKHOLDERS' EQUITY

During the nine months ended September 30, 2005, the Company sold 1,323,928 shares of common stock for a total of $191,420. The Company paid placement fees totaling $32,942 to unrelated parties. In September 2005, 87,532 shares were reissued. The shares originally issued were cancelled on October 31, 2005.

During the nine months ended September 30, 2005, the Company issued an aggregate of 1,393,525 shares of common stock to employees for services rendered to the Company valued at $192,044.

During the nine months ended September 30, 2005, an employee exercised an option to purchase 50,000 shares of common stock for an aggregate amount of $9,500.

During the nine months ended September 30, 2005, the Company issued 1,012,894 shares of common stock for partial payment on an advertising campaign valued at $172,192

ISSUANCE OF OPTIONS AND WARRANTS

On March 2, 2005, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business. The agreement expires March 1, 2007. As compensation for entering into the agreement and providing services thereunder, the consultant received an option to purchase 50,000 shares of the Company's common stock, exercisable immediately, at the price of $0.24 per share. The option was valued at $5,551 using the Black Scholes model for American options, with volatility of 90% and a risk free interest rate of 3.5%. The market price of the common stock on the date of the grant was $0.23.

On August 3, 2005, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business. The agreement expired November 3, 2005. As compensation for entering into the agreement and providing services thereunder, the consultant received 50,000 warrants of the Company's stock at a price of $0.40 per share, 50,000 warrants of the Company's stock at a price of $0.80 per share and 50,000 warrants to purchase the Company's stock at a price of $1.20 per share. The warrants were valued at $256 using the Black Scholes model for warrants, with volatility of 82% and a risk free interest rate of 3.5%. The market price of the common stock on the date of the grant was $0.17.

On August 19, 2005, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business. The agreement expires August 18, 2006. As compensation for entering into the agreement and providing services thereunder, the consultant received 3,600,000 warrants of the Company's stock at a price of $0.17 per share. The warrants were valued at $293,171 using the Black Scholes model for warrants, with volatility of 82% and a risk free interest rate of 3.5%. The market price of the common stock on the date of the grant was $0.155.

NOTE 6 - RELATED PARTY TRANSACTIONS

On May 8, 2005, the Company executed a promissory note in the aggregate principal amount of $6,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on June 30, 2005. The note was repaid with interest in July 2005.

On June 28, 2005, the Company executed a promissory note in the aggregate principal amount of $12,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on July 20, 2005. The note was repaid with interest in July 2005.

On August 3, 2005, the Company executed a promissory note in the aggregate principal amount of $8,000 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 9% per annum and was due and payable on August 31, 2005. The note was repaid in August 2005.

On September 20, 2005 the Company executed a promissory note in the aggregate principal amount of $2,153 payable to Jacques Tizabi, its President and Chief Executive Officer. The promissory note bears interest at 12% per annum and is due and payable on November 20, 2005.

NOTE 7 - SUBSEQUENT EVENTS

During October 2005, the Company issued an aggregate of 79,600 shares of common stock to two employees as compensation for services rendered valued at $14,000.

On October 3, 2005, an employee exercised an option to purchase 50,000 shares of common stock for an aggregate amount of $9,500.

On October 5, 2005, the Company executed a promissory note in the aggregate principal amount of $7,500 payable to an employee. The promissory note bears no interest and was due October 31, 2005. No payments have been made on this note.

On October 7, 2005, the Company executed a promissory note in the aggregate principal amount of $80,000 payable to an employee. The promissory note bears interest at 10% per annum and was due on October 31, 2005. No payments have been made on this note.

On October 13, 2005, the Company executed a promissory note in the aggregate principal amount of $90,000 payable to a third party. The promissory note bears interest at 12% per annum and was due November 13, 2005. In addition to the principal and interest payments, the Company is obligated to issue to the noteholder 200,000 shares of common stock as additional consideration for extending credit to the Company. No payments have been made on this note and the shares have not yet been issued.

On October 31, 2005 the Company cancelled 87,532 shares of common stock originally issued in May 2005. The shares had been reissued in September 2005.


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)

                          INDEX TO FINANCIAL STATEMENTS

                                      PAGE


Report of Independent Registered Public Accounting Firm                      F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Operations                                        F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit)         F-5

Consolidated Statements of Cash Flows                                        F-6

Notes to Consolidated Financial Statements                                   F-7

                                AJ. ROBBINS, P.C.
                              216 SIXTEENTH STREET
                                    SUITE 600
                             DENVER, COLORADO 80202

            REPORT OF INDEPENDENT REGISTERED PURBLIC ACCOUNTING FIRM

Audit Committee
Universal Detection Technology
(f/k/a Pollution Research and Control Corporation and Subsidiaries) Beverly Hills, California

We have audited the accompanying consolidated balance sheet of Universal Detection Technology (formerly Pollution Research and Control Corp.) and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal Detection Technology (formerly Pollution Research and Control Corp.) and Subsidiaries as of December 31, 2004, and the results of its consolidated operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, it has a net working capital deficiency, and has a net capital deficiency that raises substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 AJ. ROBBINS, PC
                          CERTIFIED PUBLIC ACCOUNTANTS

DENVER, COLORADO
FEBRUARY 25, 2005

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                   December 31,
                                                                       2004
                                                                   ------------

CURRENT ASSETS:
    Cash and cash equivalents                                      $    466,971
    Certificate of deposit                                              253,345
    Restricted cash                                                     101,837
    Deferred interest expense                                            24,300
    Prepaid expenses and other current assets                         1,103,316
                                                                   ------------

        Total current assets                                          1,949,769

DEPOSITS                                                                 10,226
EQUIPMENT, NET                                                          109,478
PATENT COSTS                                                             31,022
                                                                   ------------

                                                                   $  2,100,495
                                                                   ============

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Accounts payable, trade                                        $    186,464
    Accrued liabilities                                                 882,221
    Notes payable                                                       876,766
    Accrued interest expense                                            463,395
                                                                   ------------

        Total current liabilities                                     2,408,846
                                                                   ------------

COMMITMENTS AND CONTINGENCIES                                              --

STOCKHOLDERS' EQUITY (DEFICIT):
    Preferred stock, $.01 par value, 20,000,000
     shares authorized, -0- issued and outstanding                         --
    Common stock, no par value, 480,000,000 shares
     authorized, 49,867,159 shares issued and outstanding            22,462,380
    Additional paid-in-capital                                        3,730,700
    Accumulated (deficit)                                           (26,501,431)
                                                                   ------------

        Total stockholders' equity (deficit)                           (308,351)
                                                                   ------------

                                                                   $  2,100,495
                                                                   ============


          See accompanying notes to consolidated financial statements.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         For the Year    For the Year
                                                            Ended           Ended
                                                         December 31,    December 31,
                                                             2004            2003
                                                         ------------    ------------
                                                                           (Restated)
REVENUE                                                  $     25,000    $       --
COST OF GOODS SOLD                                               --              --
                                                         ------------    ------------

GROSS PROFIT                                                   25,000            --
                                                         ------------    ------------
OPERATING EXPENSES:
     Selling, general and administrative                    3,412,964       1,655,711
     Marketing                                              2,229,344       1,932,512
     Research and development                                  20,000         199,000
     Depreciation                                              11,702             152
                                                         ------------    ------------

               Total expenses                               5,674,010       3,787,375
                                                         ------------    ------------

(LOSS) FROM OPERATIONS                                     (5,649,010)     (3,787,375)

OTHER INCOME (EXPENSE):
     Forgiveness of accrued interest payable                   40,518            --
     Interest income                                           12,683             726
     Interest expense                                        (111,163)       (185,563)
     Amortization of loan fees                                (45,760)       (235,136)
     Beneficial conversion feature of convertible debt           --          (495,305)
                                                         ------------    ------------
        Net other income (expense)                           (103,722)       (915,278)
                                                         ------------    ------------

(LOSS) FROM OPERATIONS BEFORE INCOME TAXES                 (5,752,732)     (4,702,653)

INCOME TAX EXPENSE                                               --              --
                                                         ------------    ------------
  NET (LOSS)                                             $ (5,752,732)   $ (4,702,653)
                                                         ============    ============

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED:         $      (0.13)   $      (0.23)
                                                         ============    ============

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED                43,374,429      20,919,845
                                                         ============    ============


          See accompanying notes to consolidated financial statements.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004


                                                                                                         Total
                                                                                                     Stockholders'
                                             Common Stock            Additional      Accumulated         Equity
                                       Shares          Amount      Paid-in-Capital    (Deficit)         (Deficit)
                                     ------------   ------------   ---------------   ------------    -------------
BALANCE, DECEMBER 31, 2002
(RESTATED)                             10,873,392     10,813,330         2,870,167    (16,046,046)      (2,362,549)
Common stock issued for services        3,357,000      1,181,280              --             --          1,181,280
Common stock issued for loan fees         415,000        198,400              --             --            198,400
Conversion of convertible debt
  and accrued interest                  3,889,044        573,805              --             --            573,805
Stock issued in private
  placements net of offering costs
  of $443,033                          15,907,903      2,876,222              --             --          2,876,222
Fair market value of repriced
  warrants                                   --             --              56,019           --             56,019
Warrants issued for services                 --             --             185,400           --            185,400
Value of beneficial
conversion feature of
  convertible debt                           --             --             495,305           --            495,305
Exercise of warrants                      559,858         62,018              --             --             62,018
Net (loss) for the year                      --             --                --       (4,702,653)      (4,702,653)
                                     ------------   ------------   ---------------   ------------    -------------

BALANCE, DECEMBER 31, 2003
(RESTATED)                             35,002,197     15,705,055         3,606,891    (20,748,699)      (1,436,753)

Stock issued in private
placements, net of
offerings costs of $738,615            12,373,156      5,450,925              --             --          5,450,925
Exercise of warrants                       55,556         20,000              --             --             20,000
Stock issued for services               2,230,000      1,253,400              --             --          1,253,400
Conversion of accrued interest            206,250         33,000              --             --             33,000
Warrants issued for services                 --             --             123,809           --            123,809
Net (loss) for the year                      --             --                --       (5,752,732)      (5,752,732)
                                     ------------   ------------   ---------------   ------------    -------------

BALANCE, DECEMBER 31, 2004             49,867,159   $ 22,462,380   $     3,730,700   $(26,501,431)   $    (308,351)
                                     ============   ============   ===============   ============    =============


          See accompanying notes to consolidated financial statements.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                       For the Year    For the Year
                                                          Ended           Ended
                                                       December 31,    December 31,
                                                           2004            2003
                                                       ------------    ------------
                                                                        (Restated)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net (loss)                                             $ (5,752,732)     (4,702,653)
Adjustments to reconcile net (loss) to
net cash (used in) operations:
   Beneficial conversion feature of convertible debt           --           495,305
   Stock issued for services                              1,253,400       1,181,280
   Stock based compensation issued for services             123,809         185,400
   Stock issued for loan fees                                  --           198,400
   Fair market value of repriced warrants                      --            56,019
   Depreciation                                              11,702             152
   Changes in operating assets and liabilities:
          Accounts receivable                                  --            30,000
          Due from related parties                             --           (29,099)
          Inventories                                        20,000            --
          Prepaid expenses                                  (24,300)       (999,217)
          Accounts payable                                  (58,161)       (126,701)
          Accrued expenses                                  237,367         577,347
                                                       ------------    ------------

            Net cash (used in) operating activities      (4,188,915)     (3,133,767)
                                                       ------------    ------------
CASH FLOWS (TO) INVESTING ACTIVITIES:

  Purchase of equipment                                     (92,228)         (3,659)
  Investment in patent                                      (31,022)           --
  Advances to related party                                  (6,572)           --
  Bridge note to related party                                 --           (50,000)
  Payments received bridge note                              50,000            --

  Investment in certificates of deposit                    (253,345)           --

   (Increase) in restricted cash                             (1,604)       (100,233)
                                                       ------------    ------------


    Net cash (used in) investing activities                (334,771)       (153,892)
                                                       ------------    ------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                  6,189,540       3,319,255
  Payment of offering costs                                (738,615)       (443,033)
  Proceeds from exercise of warrants                         20,000          62,018
  Proceeds from notes payable                                  --           450,000
  Payments on notes payable                                (495,167)        (95,000)
                                                       ------------    ------------

Net cash provided by financing activities                 4,975,758       3,293,240
                                                       ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        452,072           5,581

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 14,899           9,318
                                                       ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                 $    466,971    $     14,899
                                                       ============    ============


          See accompanying notes to consolidated financial statements.

NOTE 1 - BUSINESS ACTIVITY

Universal Detection Technology (formerly Pollution Research and Control Corp.), a California corporation, primarily designed, manufactured and marketed air pollution monitoring instruments, through its wholly-owned subsidiary Dasibi Environmental Corporation ("Dasibi"). The Company's wholly owned subsidiary Nutek, Inc. ("Nutek") is inactive. The Company's wholly owned subsidiary Logan Medical Devices, Inc. ("Logan") was renamed Dasibi China, Inc. ("Dasibi China") and is currently inactive.

In March 2002, the Company sold Dasibi to one of its creditors in exchange for the cancellation of $1,500,000 in debt and accrued interest owed to the creditor. A non-exclusive license agreement for all of the Dasibi's technology was also granted to the Company. In May 2002, Dasibi vacated its premises and management believes Dasibi has since suspended operations.

Beginning in 2002, the Company began doing business as Universal Detection Technology and has focused its research and development efforts in developing a real time biological weapon detection device. On August 8, 2003, the shareholders approved the change of the name of Pollution Research and Control Corp. to Universal Detection Technology. To accelerate development of its initial biological weapon detection device, the Company has developed and is implementing a collaborative partnering strategy. Under this strategy, the Company identifies and partners with researchers and developers. The Company entered into a technology affiliates agreement with NASA's Jet Propulsion Laboratory ("JPL") to develop technology for its bio-terrorism detection equipment and a license agreement with the California Institute of Technology ("CalTech"), which granted the Company an exclusive worldwide license to products that incorporate patent rights referenced in the above technology affiliates agreement.

GOING CONCERN AND MANAGEMENT'S PLANS

As of December 31, 2004, the Company had a working capital deficit and a capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and ultimately achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is currently devoting its efforts to raising capital, and the development, field testing and marketing of its bio-terrorism detection devices, known as BSM-2000. The Company entered into a technology affiliates agreement with JPL to develop technology for its bio-terrorism detection equipment and a license agreement with Caltech, which granted the Company an exclusive worldwide license to products that incorporate patent rights referenced in the above technology affiliates agreement. The Company unveiled the first functional prototype of its BSM-2000 in May 2004. Although the Company continues to engage in testing of the ASD to improve its functionality, the ASD is currently available for sale.

In July 2004, the Company commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune the Company's product. Based on the results obtained, the Company enhanced the sensitivity of BSM-2000 by improving the sample collection efficiency and made certain other modifications to improve efficiency. The Company plans to engage in field testing of these units in different environments and conditions and to use the empirical data gained from the testing to further improve the design and functionality of the product.

We hope to continue field testing of BSM-2000 in different environments and conditions in 2006 and to use the empirical data gained from the testing to further improve the design and functionality of our product. We are engaged in discussions with Rutgers University to perform our field testing. The Center for Advanced Infrastructure and Transportation at Rutgers University, which we refer to as CAIT, was given an initial (Phase I) grant from the National Science Foundation to conduct a preliminary study on methods to protect the nation's transportation infrastructure against a potential airborne biological attack. Rutgers identified us as a partner in this project. Rutgers has applied for a Phase II grant from the National Science Foundation. Initially, CAIT's commitment to engage in field testing of BSM-2000 was contingent on receipt of the Phase II grant. However, CAIT recently agreed to conduct field testing of BSM-2000 at a facility it chooses regardless of whether it receives the Phase II grant from the National Science Foundation. We expect CAIT to commence this field testing in 2006.

In the second quarter of 2005 we strengthened our relationships with Rutgers University and CAIT. We have agreed to conduct a feasibility study jointly with CAIT to evaluate the possibility of integration of BSM-2000 into CAIT's newly designed software used for simulation of evacuation procedures for buildings and public structures. Also, in late August 2005, we jointly represented our technology with representatives from CAIT to a group of officials, industry experts, and academics in New Jersey.


We also seek to negotiate arrangements with operators of large venues to install our devices and allow us to collect, analyze and otherwise use the data collected to improve the functionality of our device. We expect that collected samples will provide valuable scientific data about background bacterial spore levels in the air. We intend to use the data to closely monitor and study the performance of the machine in a non-controlled setting. Under this program we have devices installed, and are collecting samples, at the Miami International Airport, and a major hotel in Orange County, California.

We intend to initiate production orders of BSM-2000 with Horiba Jobin Yvon based on sales orders we receive. We have chosen Horiba Jobin Yvon as our manufacturer of choice for the production of the spectrometers that are used within our device. Met One Instruments has agreed to collaborate with us during the field testing of the BSM-2000 to use the results of that testing in the production of the air samplers, which are used to gather samples on the filter tape. Upon completion of our testing, Met One Instruments also has agreed to collaborate with Horiba Jobin Yvon and Horiba Jobin Yvon has agreed to obtain technical information from Met One Instruments in order for Horiba Jobin Yvon to manufacture the entire device including the spectrometer and the air sampler. In the fourth quarter of 2005, Met One Instruments manufactured another unit of BSM-2000 with a stronger pump and self calibration capability. This unit also uses a spectrometer manufactured by Horiba Jobin Yvon.

In the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The purchase order was contingent upon Secure Wrap's satisfaction of the first unit shipped to it. Secure Wrap could accept or return the device within 90 days and if Secure Wrap accepted the detection device, the purchase order would call for us to ship one device every two months over the next 18 months. Pursuant to this purchase order we shipped a unit of BSM-2000 to Secure Wrap in March 2005. Prior to the expiration of the 90 day period, Secure Wrap requested, and we agreed, to extend that period to the date upon which we complete our principal field testing and obtain third party verification of the BSM-2000. Secure Wrap has returned the device initially provided to it for our analysis of sample collection and for modifications.

In the first quarter of 2005, we received an additional purchase order from Secure Wrap for one unit for installation at their site at the Miami International Airport. We expected to ship this unit in the second quarter of 2005, following completion of an appropriate response plan approved by Secure Wrap. As we did with our first purchase order from Secure Wrap, we have agreed to postpone the fulfillment of this purchase order until the completion of our principal field tests and third party verifications.

We initially planned to secure and lease a testing facility close to the JPL laboratories where we would be able to implement a quality assurance program and test our products against the required specifications before shipping them to customers. We believe that the proximity to JPL and in particular to Caltech will help us by utilizing the knowledge of graduate and PhD students familiar with the project in a consultant or employment capacity. While we are still considering the implementation of this plan, we also are considering sponsoring researchers at JPL to work with the inventor of our bacterial spore detection technology to perform the tasks of quality assurance and research and development. Implementation of either of these plans is dependent on our ability to secure adequate funds, and we cannot assure you we will be able to do so soon, or at all.

During July 2004, the Company completed the final closing of its private placement offering of Units consisting of common stock and warrants to purchase common stock. The aggregate gross proceeds from the offering were $3,000,000. The Company intends to use these proceeds for working capital and general corporate purposes but is precluded from using the proceeds to pay debt outstanding at the time of final closing of the offering or make payments to Astor Capital, Inc. ("Astor"), a company in which its President and CEO has a 50% equity interest and is a co-founder and managing partner. Pursuant to a related Registration Rights Agreement, the Company filed a registration statement with the Securities and Exchange Commission within 30 days of final closing of the offering to register for resale shares of the Company's common stock and the shares underlying the warrants included in the Units.

The Company does not believe it has adequate cash on hand to meet its working capital needs and debt repayment obligations over the next twelve months. Management continues to take steps to address its liquidity needs. The Company may seek additional extensions with respect to notes and its other debt as they becomes due. In addition, management may endeavor to convert some portion of the principal amount and interest on the Company's debt into shares of common stock. The Company expects to raise funds through the sale of equity or debt securities. During the years ended December 31, 2004 and 2003, the Company received gross proceeds of approximately $6.2 million and $3.8 million, respectively, from the sale of equity and debt securities. The Company actively continues to pursue additional equity or debt financings, but cannot provide any assurance that it will be successful.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRIOR PERIOD RESTATEMENT

During the fourth quarter of 2004, a change was made to the accumulated deficit, notes payable and accrued expenses of the Company to correct the recording of a loan guarantee recorded during the year ended December 31, 2002. The Company originally recorded the amount of the guarantee, but later determined that it was not a guarantor of the debt. The Company has retroactively restated accumulated deficit for the years ended December 31, 2002 and 2003 due to an adjustment of $266,875 and $22,500, respectively.

CONSOLIDATION
The consolidated financial statements include the accounts of Universal Detection Technology and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION
Revenue will be recognized upon satisfaction of the Company's obligations, generally upon shipment of products. Title of goods is generally transferred when the products are shipped from the Company's facility. Income not earned will be recorded as deferred revenue.

During the year ended December 31, 2004, the Company recognized $25,000 of revenue in accordance with its agreement with Rutgers University. The Company completed all obligations under the agreement.

INVENTORIES
Inventories, consisting of finished goods, are stated at the lower of cost (first-in first-out) basis or market.

ADVERTISING EXPENSES

The Company expenses advertising costs as incurred. During the years ended December 31, 2004 and 2003, the Company did not have significant advertising costs.

EQUIPMENT AND DEPRECIATION

Equipment, consisting of office equipment, is recorded at cost less accumulated depreciation. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets, generally five years. Total depreciation expense was $11,702 and $152 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004 accumulated depreciation was $11,854.

STOCK-BASED COMPENSATION
The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees and allows for use of the intrinsic value method for stock-based compensation of employees under Accounting Principles Board Opinion No. 25.

Had compensation cost for the Company's stock-based compensation plans been determined using the fair value of the options at the grant date as prescribed by SFAS 123, the Company's pro forma net loss and loss per common share would be as follows:


                                                      FOR THE YEAR ENDED
                                                          DECEMBER 31,
                                                     2004           2003
                                                 ------------    -----------
Net (loss):
As reported                                      $ (5,752,732)   $(4,702,653)
Stock based employee compensation
 (as recorded):                                          --             --
Stock based employee compensation
 (fair value method):                                    --        1,995,000
                                                 ------------    -----------
Proforma                                         $ (5,752,732)   $(6,697,653)
                                                 ============    ===========

Basic and diluted (loss) per share:
As reported                                      $      (0.13)   $     (0.23)
                                                 ============    ===========
Proforma                                         $      (0.13)   $     (0.32)
                                                 ============    ===========


VALUATION OF THE COMPANY'S COMMON STOCK
Unless otherwise disclosed, all stock based transactions entered into by the Company have been valued at the market value of the Company's common stock on the date the transaction was entered into or have been valued using the Black-Scholes model for American options to estimate the fair market value.

EARNINGS PER COMMON SHARE

The Company computes earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). The Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted loss per share is similar to the basic loss per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares. However, such presentation is not required if the effect is antidilutive. Accordingly, the diluted per share amounts do not reflect the impact of warrants and options or convertible debt outstanding for 20,351,145 and 11,834,560 shares at Dceember 31, 2004 and 2003, respectively, because the effect of each is antidilutive.

CASH EQUIVALENTS
For purposes of reporting cash flows, the Company considers all short term, interest bearing deposits with original maturities of three months or less to be cash equivalents.

PATENTS AND IMPAIRMENT OF LONG-LIVED ASSETS
Patents and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), the Company periodically evaluates its long-lived assets by measuring the carrying amounts of assets against the estimated undiscounted future cash flows associated with them. At the time the carrying value of such assets exceeds the fair value of such assets, impairment is recognized. To date, no adjustments to the carrying value of the assets have been made.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate fair value because of the short maturity of these items.

RESEARCH AND DEVELOPMENT COSTS

In 2002, the Company entered into a technology affiliates agreement with NASA's Jet Propulsion Laboratory ("JPL") to develop technology for its bio-terrorism detection equipment. Research and development costs are charged to expense as incurred. Research and development expenses were $20,000 and $199,000 for the years ended December 31, 2004 and 2003, respectively.

INCOME TAXES

Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. At December 31, 2004, a full valuation allowance has been established for the deferred tax asset as management believes that it is more likely than not that a tax benefit will not be realized.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Generally, the Company required no collateral when it extends credit to its customers. The Company's credit losses in the aggregate have not exceeded managements' expectations. The Company maintains all cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

RECLASSIFICATION
Certain amounts in the prior period financial statements have been reclassified for comparative purposes to conform to the presentation in the current period financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes that it could have an impact to the Company's overall results of operations depending on the number of stock options granted in a given year.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and
(b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4 (" SFAS No. 151". The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard did not have a material impact on the Company's financial statements.

In April 2003, FASB issued SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities," which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this standard did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," for certain entities which do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both, as a result of holding variable interests, which are ownership, contractual, or other pecuniary interests in an entity. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The Company's adoption of FIN 46 did not have any impact upon the Company's financial condition or results of operations.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position
(FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

NOTE 3 - INVENTORIES

As part of the sale of Dasibi, the Company arranged with Dasibi that Dasibi would continue to house the inventory that was assigned to the Company. During the second quarter of 2002, Dasibi vacated its manufacturing space, and moved the inventory that was assigned to the Company to a location unknown to the Company. The Company currently is in the process of reviewing its rights under the circumstances and has been unsuccessful in locating the inventory. At December 31, 2002, such inventory was written down to reflect the loss. During the year ended December 31, 2004, management of the Company determined that all remaining finished goods inventory had been utilized for research and development and the $20,000 asset was expensed as research and development expenses.

NOTE 5 - NOTES PAYABLE, RELATED PARTY

During the year ended December 31, 2003, the Company borrowed cash for operating expenses on a short-term basis from certain related entities, Astor and JRT Holdings. JRT Holdings is a company in which the Company's President and CEO has a 50% equity interest. The Company borrowed a total $85,000 during the year ended December 31, 2003 and repaid a total of $45,000 during the same year.

On September 21, 2004, the Company had outstanding two notes payable to JRT Holdings totaling $40,000. These notes payable were amended, combined and extended to December 31, 2004, with total interest fixed at $2,000. The Company has recognized a $658 gain on forgiveness of accrued interest as a result of the amended agreement. On October 29, 2004, the combined note was further amended, reducing total interest to $750 as consideration for payment on that date. The note payable and accrued interest were paid October 29, 2004 at which time the Company recognized an additional $1,250 gain on forgiveness of accrued interest.

NOTE 5 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2004:

Notes payable to individuals, subject to contingent settlement agreement, interest at 11.67% per annum, principal and interest due January 1, 2006, unsecured $ 175,740

Note payable, subject to settlement agreement, interest at 9.01% per annum, principal and interest due July 2005, unsecured 195,000

Note payable, subject to settlement agreement, interest at 9.17% per annum, principal and interest due July 2005, unsecured 98,500

Note payable, interest at 18% per annum, principal and interest due June 2000, and verbally extended, unsecured 200,000

Bridge loan payable, interest of 10% per annum, principal and interest due June 2002 and verbally extended, unsecured 22,526

Bridge loan payable, interest of 10% per annum, principal and interest due September 2002 and verbally extended, unsecured 35,000

Note payable, interest at 18% per annum, due May 2003 and verbally extended, unsecured 75,000

Note payable, interest at 10% per annum, due June 2002 and verbally extended, unsecured

                                                               75,000
                                                            ------------

             Total notes payable                         $    876,766
                                                            ============

During the year ended December 31, 2003, certain convertible debt holders converted debt of $485,000 into 3,258,887 shares of the Company's common stock. In addition, certain convertible debt holders converted $88,805 of accrued interest on the convertible debt to 630,157 shares of the Company's common stock.

In October 2003, as incentive to certain debenture holders, the Company agreed to convert the debentures to the Company's common stock at $.15 per share rather than at 70% to 80% of market price per the terms of the debentures. In connection with these transactions, the Company recorded $495,305 as an expense for the beneficial conversion feature.

In October 2003, certain debenture holders agreed in principle to novate the $320,000 of convertible debentures and enter into non-convertible notes payable with extended due dates ranging from six months to one year.

In March 2002, the holder of $450,000 of convertible debt agreed to extend the due date of the debt to February 23, 2004 and the Company agreed to reduce the conversion rate on the convertible debt from 85% of the market price of the Company's common stock to 70% of the market price of the Company's common stock. The Company recorded $113,000 as an expense for the beneficial conversion feature of the new conversion rate. During 2002, $250,000 was converted and the remaining outstanding debt balance was $200,000 as of December 31, 2002. During the year ended December 31, 2003 the remaining balance was converted to shares of the Company's common stock as described above.

The Company entered into a contingent settlement agreement on July 26, 2004 related to $440,765 of notes payable to individuals and related accrued interest. In July 2004, the Company paid a total of $73,333 towards the debt and agreed to pay a total of $298,667, including interest through January 2006 in full payment. The Settlement Agreement provides for an accelerated payment schedule at the Company's option, which would reduce the total payment made by the Company by approximately $12,000. At such time as the terms of the Settlement Agreement are satisfied, the Company will recognize a gain on restructuring of debt as appropriate.

As of August 10, 2004, the Company entered into an agreement to settle a note payable in the amount of $200,000 plus accrued interest. The parties agreed to settle the debt for $261,000 payable as follows: Twelve consecutive payments of $12,500 payable monthly commencing August 31, 2004 and ending July 31, 2005; a lump-sum payment of $95,000 payable on July 31, 2005; and a one-time interest payment of $16,000 on July 31, 2005. This agreement includes an additional $7,500 as inducement to the note holder to enter into the extended agreement, which will be amortized as a loan fee over the term of the agreement.

During September 2004, the Company agreed to settle accrued interest of $33,000 on a note payable by issuing 206,250 shares of common stock at the rate of $0.16 per share.

On August 10, 2004, the Company entered into an agreement to settle a note payable in the amount of $100,000 plus accrued interest. The parties agreed to settle the debt for $130,800 payable as follows: Twelve consecutive payments of $6,000 payable monthly commencing August 31, 2004 and ending July 31, 2005; a lump-sum payment of $50,500 payable on July 31, 2005; and a one-time interest payment of $8,300 on July 31, 2005. The Company has recognized a $38,610 gain on forgiveness of accrued interest related to this transaction.

NOTE 6 - INCOME TAXES

The income tax provision (benefit) for the years ended December 31, 2004 and 2003 differs from the computed expected provision (benefit) at the federal statutory rate for the following reasons:




                                                  2004           2003
                                               -----------    -----------
Computed expected income tax provision         $(1,964,000)   $(1,606,000)
 (benefit)
Net operating loss carryforward                  1,708,000      1,356,000
 increased
Accrued liabilities                                232,000           --
Stock-based expenses                                42,000         82,000
Beneficial conversion feature of convertible          --          168,000
 debt
Depreciation                                       (18,000)          --
                                               -----------    -----------

    Income tax provision (benefit)             $      --      $      --
                                               ===========    ===========


The components of the deferred tax assets and (liabilities) as of December 31, 2004 were as follows:


Deferred tax assets:
Temporary differences:
    Depreciation                       $   (22,000)
    Accrued liabilities                    373,000
    Net operating loss carryforward      7,011,000
    Valuation allowance                 (7,362,000)
                                       -----------

    Net long-term deferred tax asset   $      --
                                       ===========


The components of the deferred tax (expense) benefit were as follows for the years ended December 31, 2004 and 2003:


                                                          December 31,
                                                       2004           2003
                                                   -----------    -----------
Deferred tax assets:
    Accrued expenses                              $   273,000    $      --
                                                      (22,000)          --
Depreciation
    Increase in net operating loss carryforward     2,009,000      1,723,000
    Change in valuation allowance                  (2,260,000)    (1,723,000)
                                                  -----------    -----------

                                                         --             --
                                                  ===========    ===========


As of December 31, 2004, the Company has net operating loss carryforwards available to offset future taxable income of approximately $17,584,000 expiring in 2005 through 2019.

NOTE 7- STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $.01 par value per share in series to be designated by the Board of Directors. No preferred shares are issued and outstanding.

COMMON STOCK
On August 8, 2003, the stockholders approved an increase in the number of shares of common stock authorized to 480,000,000 from 30,000,000.

PRIVATE PLACEMENT
On April 29, 2004, the Company commenced a private placement, offering for sale a minimum of $250,000 of Units on a "best efforts all or none" basis and an additional of $750,000 of Units on a "best efforts" basis. Upon mutual agreement between the Company and the placement agent, the Company offered an additional $2,000,000 of Units. The offering was completed in July 2004, generating gross proceeds of $3,000,000. The Company paid placement fees of $414,640 related to the offering.

The Company intends to use the proceeds for working capital and general corporate use. The Company is precluded from using the proceeds to pay debt outstanding at the time of the closing of the offering or to make payments to Astor.

Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. The offering price per Unit was $0.50. Both the Class A and Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which is five years from the date of issuance. In the aggregate, the investors purchased 6,000,000 shares of common stock, Class A Warrants to purchase 3,000,000 shares of common stock at $0.50 per share and Class B Warrants to purchase 3,000,000 shares of common stock at $0.70 per share. The warrants expire five years from the final closing date.

Pursuant to the agreement with the placement agent, following closing of the private placement offering, the Company amended the terms of its agreement with Astor for investment banking and strategic advisory services, reducing the monthly payment to Astor to a sum no greater than $5,000 per month commencing April 29, 2004, and for the nine months thereafter. The agreement with Astor was terminated effective September 30, 2004.

In addition, the Company's Chief Executive Officer agreed to defer payment of all accrued wages and future compensation due to him in excess of $150,000 per year for nine months from April 29, 2004. (See Note 9.)

SALES OF COMMON STOCK

During the year ended December 31, 2004, the Company sold 12,373,156 shares of common stock for a total of $6,189,540. The Company paid placement fees totaling $738,615, which includes $105,576 in placement fees to Astor and $633,039 in placement fees to unrelated entities. Certain investors received warrants to purchase 6,166,668 shares of the Company's common stock at $0.50, 0.70, and $0.90 per share in connection with the sale of stock. The Company also issued warrants to purchase 3,600,000 shares of its common stock as placement fees. The warrants are exercisable at $0.50 per share and expire in July 2009. Certain of these stock and warrant issuances were included in the discussion entitled Private Placement above.

During the year ended December 31, 2003, the Company sold 15,907,903 shares of common stock for a total of $3,319,255, $50,000 of which had been received prior to December 31, 2002, and had been recorded as a liability. The Company paid placement fees totaling $443,033, which includes $157,634 in placement fees to Astor and $285,399 in placement fees to an unrelated company. Certain investors received warrants to purchase 349,300 shares of common stock at prices ranging from $0.27 to $0.65 per share.

STOCK ISSUED FOR SERVICES

On September 8, 2004, the Company entered into a Product Sales and Marketing Consulting Agreement with an unrelated individual, commencing September 8, 2004 and ending December 31, 2006. As compensation for the services to be rendered, the Company issued 410,000 shares of its no par value common stock. On the effective date of the agreement, the shares had a fair value of $254,200 and have been recorded as prepaid expenses to be amortized over the term of the agreement. For the year ended December 31, 2004, the Company recognized $27,236 as stock based compensation expense related to this agreement.

In June 2004, the Company issued 10,000 shares of its common stock for consulting services. The shares were valued at $9,000, the fair market value of the stock on the date issued.

Pursuant to a binding Letter of Intent dated March 18, 2002, in connection with the sale of its wholly owned subsidiary, Dasibi Environmental Corp., the Company was obligated to issue 100,000 shares of its common stock to the purchaser of Dasibi. During the year ended December 31, 2004, the Company issued these 100,000 shares of common stock. The shares were valued at $40,000, the fair market value of the stock on March 18, 2002.

During August 2003, the Company entered into two agreements for strategic business planning, financial advisory, investor relations and public relations services. As compensation, the Company issued a total of 3,000,000 shares of its common stock to the consultants, valued at $1,110,000, the fair market value of the stock on the effective date of the agreements, which amount is being amortized over the one-year term of the agreements. The Company had recorded $740,000 as prepaid expense as of December 31, 2003. The Company expensed related consulting fees of $740,000 and $370,000 for the years ended December 31, 2004 and 2003, respectively.

During fourth quarter of 2004, the Company entered into two agreements for strategic business planning, financial advisory, investor relations and public relations services. As compensation, the Company issued a total of 1,700,000 shares of its common stock to the consultants, valued at $943,000, the fair market value of the stock on the effective date of the agreements, which amount is being amortized over the terms of the agreements. The Company had recorded $652,500 as prepaid expense as of December 31, 2004. The Company expensed related consulting fees of $290,500 for the year ended December 31, 2004.

On January 6, 2003, the Company entered into an agreement with an individual to provide consulting services through January 6, 2004 in connection with the Company's corporate business development and strategy. As compensation for services received, the Company issued 300,000 unrestricted shares of its common stock valued at $60,000 based upon the price of the Company's common stock on the date of issuance. The Company recognized $60,000 in related expenses during 2003.

During 2003, the Company issued an additional 57,000 shares of its common stock to individuals for various consulting services rendered. The stock was valued at $11,280 based upon the price of the Company's common stock on the date of issuance. The Company recognized $11,280 in related expenses during 2003.

ISSUANCE OF OPTIONS AND WARRANTS [UPDATE INFO FROM THE Q]
On August 10, 2004, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business and corporate affairs matters. The agreement expires December 31, 2004. The terms of the agreement provide for an initial payment of $4,500, plus $7,500 per month beginning September 1, 2004. In addition, as inducement to enter into the agreement, the consultant received 10,000 shares of the Company's common stock and options to purchase 60,000 shares of the Company's common stock, exercisable immediately, at prices ranging from $0.75 per share to $1.75 per share. The 10,000 shares issued had a value of $7,200 on August 10, 2004. The option was valued at $21,490 using the Black Scholes model for American options, with volatility of 90.27% and a risk free interest rate of 2.89%. The market price of the common stock on the date of the grant was $0.72. The value of the stock and options has been expensed.

On October 6, 2004, the Company entered into a Product Sales and Marketing Consulting Agreement with an unrelated entity for a period of two years. As compensation for services to be rendered, the Company issued a warrant to purchase 250,000 shares of the Company's common stock, exercisable immediately through October 6, 2007 at the price of $0.53 per share. The warrant was valued at $102,319 using the Black Scholes model for American options, with volatility of 131% and a risk free interest rate of 3.5%. The market price of the common stock on the date of the grant was $0.54. The value of the warrant is being amortized over the term of the agreement.

On October 18, 2003, the Company issued warrants to purchase 600,000 shares of common stock at an exercise price of $0.60 per share to two individuals for services to be rendered during the period through October 15, 2004. The warrants expire October 15, 2008. The warrants were valued at $185,400, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 3.32%, volatility was estimated at 93.5% and the expected life was five years. The amount was recorded as a prepaid expense and is being amortized over the term of the service period.

REPRICED AND EXERCISED WARRANTS
In February 2003, the Company agreed to reprice warrants to purchase 300,000 shares of common stock related to outstanding debt from $2.25 and $4.50 per share to $0.12 per share. The repriced warrants were valued at $30,000, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 1.19%, volatility was estimated at 93% and the expected life was one day. The value of the repriced warrants was expensed as loan fees. The warrants to purchase 300,000 shares of common stock were immediately exercised for proceeds of $36,000.

During the second quarter of 2003, the Company agreed to reprice warrants to purchase 260,191 shares of common stock issued as incentive to exercise warrants from $4.00 per share to $0.10 per share. The repriced warrants were valued at $26,019, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 1.12%, volatility was estimated at 91% and the expected life was one day. The value of the repriced warrants was expensed as stock based compensation. The warrants to purchase 259,858 shares of common stock were exercised for proceeds of $26,018.

STOCK OPTION PLAN
During 2003, the Company adopted the 2003 Stock Incentive Plan ("the Plan"), which provides for the granting of stock and options to selected officers, directors, employees and consultants of the Company. 4,500,000 shares are reserved for issuance under the Plan for the granting of options. Unless terminated sooner, the Plan will terminate on June 22, 2013. The options issued under the Plan may be exercisable to purchase stock for a period of up to ten years from the date of grant.

Incentive stock options granted pursuant to this Plan may not have an option price that is less than the fair market value of the stock on the date of grant. Incentive stock options granted to significant stockholders shall have an option price of not less than 110% of the fair market value of the stock on the date of grant. To date, no options have been granted under the Plan.

The following table summarizes the activity of options and warrants under all agreements and plans for the two years ended December 31, 2003 and for the nine months ended December 31, 2003 and 2004:


                                        Number of               Weighted Average Exercise
                              ----------------------------    -----------------------------
                                 Options        Warrants          Price          Amount
                              ------------    ------------    -------------   -------------
Outstanding, December 31,
2002                             2,702,017       2,395,450             1.32       6,716,990

Granted                          6,800,000         949,300              .35       2,740,320
Repriced warrants exercised           --          (559,858)            3.76      (2,102,445)
Expired/cancelled                 (163,000)       (289,349)            3.06      (1,382,879)
                              ------------    ------------    -------------   -------------

Outstanding, December 31,
2003                             9,339,017       2,495,543              .50       5,971,986

Granted                             60,000      10,099,999              .57       5,804,166
Exercised                             --           (55,556)             .36         (20,000)
Expired/cancelled                 (428,571)     (1,159,287)             .51        (816,823)
                              ------------    ------------    -------------   -------------

Outstanding, December 31,
2004                             8,970,446      11,380,699    $         .50   $  10,939,329
                              ============    ============    =============   =============


      The following table summarizes information about stock options and warrants outstanding at December 31, 2004:


                              OPTIONS AND WARRANTS
---------------------------------------------------------------------------------------------
                              OUTSTANDING                                EXERCISABLE


                                       WEIGHTED
                                        AVERAGE      WEIGHTED                   WEIGHTED
                                       REMAINING     AVERAGE                     AVERAGE
       RANGE OF           NUMBER      CONTRACTUAL    EXERCISE       NUMBER      EXERCISE
   EXERCIES PRICES     OUTSTANDING     LIFE-YEARS      PRICE      EXERCISABLE     PRICE
-------------------   ---------------   -----------   -----------   -----------   -----------
$0.225 to $0.33             8,338,100          8.02   $     0.323     8,338,100   $     0.323
 $0.35 to $0.50             6,808,100          4.38   $     0.497     6,808,100   $     0.497
 $0.53 to $0.75             4,016,431          4.16   $     0.673     4,016,431   $     0.673
 $0.875 to $1.75              935,239          0.76   $     0.925       935,239   $     0.925
 $2.00 to $3.10               253,275          0.72   $     2.244       253,275   $     2.244
-------------------   ---------------   -----------   -----------   -----------   -----------
 $ 0.225 to $3.10          20,351,145          5.62   $      0.50    20,351,145   $      0.50
===================   ===============   ===========   ===========   ===========   ===========

The weighted average exercise price of options at their grant date during the years ended December 31, 2004 and 2003 where the exercise price equaled the market price on the grant date, was $0.53 and $0.33, respectively. The weighted average exercise price of options at their grant date during the years ended December 31, 2004 and 2003, where the exercise price exceeded the market price on the grant date was $0.88, and $0.55, respectively. The weighted average exercise price of options at their grant date during the years ended December 31, 2004 and 2003, where the exercise price was less than the market price on the grant date, was $0.56 and $0.37, respectively.

The weighted average fair values of options at their grant date during the years ended December 31, 2004 and 2003 where the exercise price equaled the market price on the grant date, were $0.41 and $0.29, respectively. The weighted average fair value of options at their grant date during the years ended December 31, 2004 and 2003, where the exercise price exceeded the market price on the grant date, was $0.22 and $0.24, respectively. The weighted average fair value of options at their grant date during the years ended December 31, 2004 and 2003, where the exercise price was less than the market price on the grant date, was $0.56 and $0.46, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes model for American options. The weighted average assumptions used in the model were as follows:


                                2004             2003
                             ------------    -------------
Risk-free interest rate         3.87%            4.29%
       Volatility              89.47%           93.41%
     Expected life           4.93 years       9.27 years
     Dividend yield             0.00%            0.00%


NOTE 8-STOCK-BASED COMPENSATION

The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees, which resulted in charges to operations of $123,809 and $185,400 during the years ended December 31, 2004 and 2003 respectively.

Effective August 18, 2003, the board of directors of the Company granted an option to the President and CEO to purchase 6,800,000 shares of the Company's common stock at $0.33 per share, the closing price on the date of the grant. The option expires in ten years and is fully vested and immediately exercisable on the date of grant. The fair value of the option is estimated at $1,995,000 based on the Black-Scholes model for American options. The average risk-free interest rate used was 4.49%, volatility was estimated at 93.5% and the expected life was ten years.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEGAL JUDGMENT

The Company leased its facilities under a long-term non-cancelable operating lease. The Company assigned the lease to Dasibi in March 2002. The Company was named in a lawsuit to collect past due rent. In November 2002, a judgment was entered against the Company for a total of $411,500, which has been accrued.

LITIGATION
From time to time, the Company is a party to a number of lawsuits arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's operations, cash flows or financial position.

EMPLOYMENT AGREEMENTS
In September 2001, the Company entered into an employment agreement with an individual serving in the capacity of Chairman of the Board, Chief Executive Officer and President of the Company. According to the agreement, there shall always be a minimum of at least five years remaining on the term of the agreement. Base salary is $250,000 to be adjusted on an annual basis, with an as yet undetermined cash bonus plan, provisions for use of a luxury automobile, club memberships, and insurance plans. In addition, as inducement to retain the services of the Officer, the Company granted the Officer options to purchase 1,150,000 shares of its common stock exercisable at $.30 per share. The Officer had waived claim to his cash compensation until June 1, 2003. In August 2003, the Board of Directors approved a bonus of $416,667 for the officer.

The Company's President and Chief Executive Officer agreed to defer payment of all accrued wages and future compensation due to him in excess of $150,000 per year for nine months from April 29, 2004.

On August 23, 2004, the Company entered into an amendment of the employment agreement with its President and Chief Executive Officer. The amendment provides that $100,000 of the Officer's annual salary shall be accrued as payable until such time as the Company has the financial resources to pay any or all of the accrued amount. The agreement also provides for salary increases of 5% per year commencing January 1, 2006, and an extension of the term of the agreement until December 31, 2010. In addition, automobile cost is limited to a maximum of $2,500 per month and the Company will reimburse the officer for individual life insurance premiums up to $1,000 per month and for health insurance premiums and related expenses.

On October 1, 2004, the Company entered into an employment agreement with its Vice President of Global Strategy. For the period from October 1 through December 31, 2004, compensation is $35,000 per month. Thereafter, the agreement provides for salary of $150,000 per year plus health care costs not to exceed $400 per month. Employment is at will and may be terminated by either party at any time.

The Company is obligated to make certain minimum salary payments as follows:

                            YEAR ENDING DECEMBER 31,


                            2005              250,000
                            2006              262,500
                            2007              275,625
                            2008              289,406
                            2009              303,876
                            2010              319,070
                                            ---------

                                            1,700,477


LICENSE AGREEMENT

On September 30, 2003, the Company entered into a license agreement with CalTech whereby CalTech granted the Company an exclusive, royalty-bearing license to make, use, and sell all products that incorporate the technology that was developed under the Technology Affiliates Agreement with JPL and is covered by related patents. In addition, the grant includes a nonexclusive, royalty-bearing license to make derivative works of the technology. The Company is required to make quarterly royalty payments to CalTech, ranging from 2% to 4% of net revenues for each licensed product made, sold, licensed, distributed, or used by the Company and 35% of net revenues that the Company receives from sublicensing the licensed products. A minimum annual royalty of $10,000 is due to CalTech on August 1, 2005 and each anniversary thereof. The minimum royalty will be offset by the abovementioned royalty payments, if any.

NOTE 10 - SUPPLEMENTAL CASH FLOW INFORMATION

During the year December 31, 2004, the Company paid $2,400 for income taxes. No cash was paid for income taxes during the year ended December 31, 2003. Cash paid for interest was $12,630 and $747 during the years ended December 31, 2004 and 2003, respectively.

NOTE 11 - RELATED PARTY TRANSACTIONS

Effective June 1, 2003, the Company entered into an agreement with Astor. The Company's President and Chief Executive Officer owns 50% of the common stock of Astor. The agreement required the Company to pay $25,000 per month for investment banking and strategic advisory services as well as a 10% fee for all debt and equity financing raised by the Company. The Company amended the terms of its agreement for investment banking and strategic advisory services, reducing the monthly payment to a sum no greater than $5,000 per month commencing April 29, 2004 and for the nine months thereafter. During the years ended December 31, 2004 and 2003 the Company paid Astor approximately $230,576 and $378,000, respectively in related expenses, which includes monthly fees, placement fees, and loan fees. Effective September 30, 2004, the agreement was terminated.

In September 2003, the Company loaned $20,000 to NT Media Corp. of California, Inc. ("NT Media"), a related party entity in which Astor has an approximate 6.4% equity interest and whose Director, Ali Moussavi, is a 50% partner in Astor. The bridge note was due upon the sooner of October 15, 2003, or upon NT Media raising additional funds of more than $50,000, and bears interest at the rate of 6%. The note was extended by mutual consent and must be repaid from financing before any other creditor. In December 2003, the Company advanced an additional $10,000 and $20,000 under agreements, which provide for interest at 6% per annum and were due upon the sooner of February 24 and 29, 2004, respectively, or upon NT Media raising additional funds of more than $50,000. These notes were paid in full during the three months ended March 31, 2004.

The Company had advanced $-0- and $28,654 to Astor as of December 31, 2004 and December 31, 2003, respectively.

On October 14, 2004, the Company entered into an assignment of a lease agreement (sublease) for office space with Astor Capital, effective November 1, 2004. The agreement provides for the sublease of office common areas to Astor for a monthly fee equal to $500 per month. The sublease assigns to the Company all right, title and interest in and to any security deposit or other refundable amounts to which Astor may be entitled. The Company has been assigned the rights to the related security deposit of $10,226 and leasehold improvements of $25,445 and has recorded such amounts, offsetting related amounts due from Astor.

The Company has certain employees in common with NT Media and Astor.

NOTE 12 - SUBSEQUENT EVENTS

On March 2, 2005, the Company entered into a scientific advisory consulting agreement that expires on March 1, 2007. The consultant was granted 50,000 options to purchase shares of the Company's common stock for $0.24 per shares.

On March 7, 2005, the Company entered into an exclusive distribution agreement with Quantum Automation to exclusively sell and distribute the Company's bacterial spore monitors in Singapore, Malaysia and Thailand.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

                               110,822,470 SHARES

                         UNIVERSAL DETECTION TECHNOLOGY

                                  COMMON STOCK

                                   PROSPECTUS

__________, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our Company for breach of a director's duties to us or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of our Company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our Company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

Our Articles of Incorporation also authorize us to provide indemnification to our agents (as defined in Section 317 of the California Corporations Code), through our Bylaws, by agreement or otherwise, with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the fees and expenses incurred by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee.............................................   $ 1,029.15
Accounting fees and expenses.....................................       12,500*
Legal fees and expenses..........................................       45,000*
Transfer agent and registrar fees and expenses...................        5,000*
Miscellaneous expenses...........................................       10,000*
        Total....................................................   $73,529.15*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the first quarter of fiscal 2006, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o In January 2006, we issued 175,000 shares of common stock to a consultant that were valued at approximately $14,000.

o In January 2006, we issued 26,000 shares of common stock to a consultant that were valued at approximately $2,080.

During the third quarter of fiscal 2005, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o During the third quarter of fiscal 2005, we issued an aggregate of 2,512,894 shares of common stock to third parties as payment of outstanding obligations for services rendered to us valued at $1,042,192.

During the second quarter of fiscal 2005, we issued the following securities which were not registered under the Securities Act of 1933, as amended. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act:

o In April 2005, we issued 167,980 shares of common stock to non-U.S. persons, as such term is defined in Regulation S, for an aggregate offering price of $21,953. We incurred $3,359 in placement fees, and our net proceeds were $18,594.

o In June 2005, we issued 943,000 shares of common stock to non-US persons, as such term is defined in Regulation S, for an aggregate offering price of $103,730. We incurred $20,638 in placement fees, and our net proceeds were $83,092.

During the second quarter of fiscal 2005, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o During the second quarter of fiscal 2005, we issued an aggregate of 268,000 shares of common stock to employees for services rendered to us valued at $43,000.

During the first quarter of fiscal 2005, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o In March 2005, we issued an aggregate of 262,948 shares of common stock for a total purchase price of $65,737. We incurred $8,944 in placement fees, and our net proceeds were $56,793.

o During the first quarter of fiscal 2005, we issued an aggregate of 94,000 shares of common stock to employees for services rendered to us valued at $27,044.

During fiscal 2004, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o In February 2004, we engaged in an offering of an aggregate of 125,000 shares of common stock for a total purchase price of $91,500. We incurred $9,148 in placement fees, and our net proceeds were $82,352.

o In February 2004, we issued an aggregate of 100 units, consisting of a total of 333,334 shares of common stock and warrants to purchase 166,668 shares of common stock at $0.90 per share, for a total purchase price of $100,000. We incurred $10,000 in placement fees, and our net proceeds were $90,000.

o Throughout the first three quarters of fiscal 2004, we issued an aggregate of 530,000 shares of common stock to consultants for consulting services rendered to us valued at $310,400.

o In July 2004, we completed the third and final closing of our private placement of $3 million of Units. The offering was made solely to accredited investors through Meyers Associates, L.P., a registered broker dealer firm. Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. We incurred $414,640 in placement fees, and our net proceeds were $2,585,360.

o In July and August 2004, we sold 333,334 shares of common stock to "accredited investors" as defined in Rule 501 of the Securities Act pursuant to Regulation D promulgated by the SEC under the Securities Act, for an aggregate offering price of $150,000.

o In September 2004, we issued an aggregate of 55,556 shares of common stock pursuant to the exercise of warrants. Our net proceeds from these exercises were $20,000.

o In October 2004, we issued 1,500,000 shares of common stock to a consultant that were valued at $870,000.

o In November 2004, we issued 100,000 shares of common stock to a consultant that were valued at $40,000.

o In December 2004, we issued 100,000 shares of common stock to a consultant that were valued at $33,000.

During fiscal 2004, we issued 206,250 shares of common stock upon the conversion of debt and accrued and unpaid interest in the aggregate amount of $33,000. These securities were not registered under the Securities Act of 1933, as amended. No commission or other remuneration was paid or given in connection with the issuance of these securities. For these reasons, among others, the securities issued in the following transaction were exempt from registration by
Section 3(a)(9) of the Securities Act:

During fiscal 2004, we issued 5,581,488 shares of common stock to non-U.S. persons, as such term is defined in Regulation S, for an aggregate offering price of $788,365 We incurred $304,264 in placement fees, $81,689 in marketing fees, and our net proceeds were $2,402,412. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.

During fiscal 2003, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

o Commencing in January 2003 and during each month in 2003 thereafter (other than February and October), we were engaged in an offering of an aggregate of 1,719,106 shares of common stock for a total purchase price of $457,275. We incurred $45,581 in placement fees, and our net proceeds were $411,694.

o In January, February and August 2003, we issued an aggregate of 3,357,000 shares of common stock to various consultants for their consulting services rendered to us valued at $1,181,280.

o On October 15, 2003, we issued warrants to purchase an aggregate of 600,000 shares of common stock to two consultants in connection with consulting services rendered to us valued at $185,400. These warrants are immediately exercisable.

o On February 15, 2003, we agreed to reprice warrants to purchase 300,000 shares of common stock, from $2.25 and $4.50 per share to $0.12 per share. The repriced warrants were valued at $30,000.

o On March 31, 2003, we agreed to reprice warrants to purchase 260,191 shares of common stock, from $4.00 per share to $0.10 per share. The repriced warrants were valued at $26,019. We incurred $2,602 in offering costs in connection with the repricing.

o In February and April 2003, we issued an aggregate of 559,858 shares of common stock pursuant to exercises of warrants. Our net proceeds from these exercises were $62,018.

o In April, July, October and December 2003, we issued an aggregate of 415,000 shares of common stock to an unrelated entity in connection with loan fees arising from bridge financing provided by that entity. The loan fees are valued at $188,400.

In January, March and October 2003, we issued 3,889,044 shares of common stock pursuant to the conversion of debt and accrued and unpaid interest in the aggregate amount of $573,805, which shares were not registered under the Securities Act of 1933. No commission or other remuneration was paid or given in connection with the issuance of these securities. For these reasons, among others, the securities issued in the following transaction were exempt from registration by Section 3(a)(9) of the Securities Act.

In January, March and October 2003, we issued 3,889,044 shares of common stock upon the conversion of debt and accrued and unpaid interest in the aggregate amount of $573,805, which shares were not registered under the Securities Act of 1933. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.

During fiscal 2003, we issued 14,188,797 shares of common stock to non-U.S. persons, as such term is defined in Regulation S, for an aggregate offering price of $2,861,980, which shares were not registered under the Securities Act of 1933. We incurred $394,850 in placement fees, and our net proceeds were $2,467,130. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to
Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.

During fiscal 2002, we sold the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or general advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were exempt from registration pursuant to Rules 506 and/or
Section 4(2) of the Securities Act:

o In March 2002, we issued 154,799 shares of common stock at $0.323 per share for an aggregate offering price of $50,000, which was received during the year ended December 31, 2001.

o On March 27, 2002, we sold 250,000 shares of common stock at $0.40 per share for an aggregate offering price of $90,000 net of $10,000 in placement fees.

o On August 6, 2002, we sold 69,444 shares of common stock at $0.144 per share for an aggregate offering price of $9,000 net of $1,000 in placement fees. In connection with this private placement, we issued 6,944 warrants to purchase shares of common stock at $0.27 per share, 6,944 warrants to purchase shares of common stock at $0.45 per share, and 6,944 warrants to purchase shares of common stock at $0.63 per share.

o On September 26, 2002, we sold 277,778 shares of common stock at $0.144 per share for an aggregate offering price of $36,000 net of $4,000 in placement fees. In connection with this private placement, we issued 27,778 warrants to purchase shares of common stock at $0.27 per share, 27,778 warrants to purchase shares of common stock at $0.45 per share, 83,333 warrants to purchase shares of common stock at $0.63 per share.

o On October 2, 2002, we sold 241,677 shares of common stock at $0.12 per share for an aggregate offering price of $26,100 net of $2,900 in placement fees. In connection with this private placement, we issued 24,167 warrants to purchase shares of common stock at $0.225 per share, 24,167 warrants to purchase shares of common stock at $0.375 per share, 24,167 warrants to purchase shares of common stock at $0.525 per share.

o On October 12, 2002, we sold 1,135,364 shares of common stock at $0.176 per share for an aggregate offering price of $180,000 net of $20,000 in placement fees. In connection with this private placement, we issued 681,818 warrants to purchase shares of common stock at $0.33 per share and 227,273 warrants to purchase shares of common stock at $0.55 per share.

o On November 1, 2002, we sold 147,059 shares of common stock at $0.136 per share for an aggregate offering price of $18,000 net of $2,000 in placement fees. In connection with this private placement, we issued 44,118 warrants to purchase shares of common stock at $0.26 per share, 14,706 warrants to purchase shares of common stock at $0.375 per share, 14,706 warrants to purchase shares of common stock at $0.525 per share.

During fiscal 2002, we also issued shares of our common stock and/or options to purchase our common stock to various consultants for their consulting services. We did not employ any form of general solicitation or general advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were exempt from registration pursuant to Rules 506 and/or Section 4(2) of the Securities Act:

o On January 25, 2002, we issued options to purchase 100,000 shares of our common stock at $1.00 per share, 50,000 shares of our common stock at $1.50 per share, and 100,000 shares of our common stock at $2.00 per share.

o On January 30, 2002, we issued 5,000 shares of common stock at $0.65 per share.

o On March 1, 2002, we issued 50,000 shares of common stock at $0.43 per share.

o On March 27, 2002, we issued 10,000 shares of common stock at $0.43 per share.

o On April 17, 2002, we issued 200,000 shares of common stock at $0.18 per share and 25,000 shares of common stock at $0.34 per share.

o On July 1, 2002, we issued 30,000 shares of common stock at $0.19 per share.

o On October 9, 2002, we issued 100,000 shares of common stock at $0.19 per share. o On October 23, 2002, we issued 275,000 shares of common stock at $0.18 per share.

o On November 1, 2002, we issued 15,000 shares of common stock at $0.20 per share and 20,000 shares of common stock at $0.175.

o On December 18, 2002, we issued warrants to purchase 200,000 shares of our common stock at $0.25 per share.

ITEM 27 EXHIBITS.

(a) The following exhibits are included as part of this filing and incorporated herein by this reference:

NUMBER    EXHIBIT TITLE

3.1 Articles of Incorporation of A. E. Gosselin Engineering, Inc. (now Registrant) (incorporated herein by reference to Exhibit 3(a) to Amendment No. 1 to the Registration Statement on Form 10 of Dasibi Environmental Corporation).

3.2 Certificate of Amendment of Articles of Incorporation of A. E. Gosselin Engineering, Inc. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to Amendment No. 1 to the Registration Statement on Form 10 of Dasibi Environmental Corporation).

3.3 Certificate of Amendment of Articles of Incorporation of Dasibi Environmental Corp. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to Amendment No. 1 to the Registration Statement on Form
     10 of Dasibi Environmental Corporation).

3.4  Amended and Restated Bylaws of Registrant (incorporated by reference to
     Exhibit 3.4 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 15, 2002).

4.1 Amended and Restated 2003 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005).

5.1* Opinion of Sichenzia Ross Friedman Ference LLP.

10.1 Employment Agreement by and between Registrant and Jacques Tizabi dated September 25, 2001 (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended March 31, 2002, filed on May 20, 2002).

10.2 Amendment to Employment Agreement of Jacques Tizabi, dated August 23, 2004. (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.3 Technology Affiliates Agreement by and between Registrant and California Institute of Technology, dated August 6, 2002. (incorporated herein by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003).

10.4 Licensing Agreement by and between Universal Detection Technology and California Institute of Technology, dated September 30, 2003 (incorporated by reference to Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2003, filed on November 19,
     2003).

10.5 Agreement for Investment Banking and Advisory Services, by and between Registrant and Astor Capital, Inc., dated June 1, 2003 (incorporated by reference to Exhibit 10.5 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, filed on March 31, 2004).

10.6 Amendment to Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. dated April 29, 2004 (incorporated by reference to
     Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended June 30, 2004, filed on August 23, 2004).

10.7 Amendment to Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. dated September 22, 2004 (incorporated by reference to
     Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.8 Standard Form Office Lease, dated September 2003, between Astor Capital, Inc. and CSDV, a Limited Partnership. (incorporated by reference to Exhibit
     10.2 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.9 Assumption of Lease Agreement, dated October 14, 2004, between Universal Detection Technology and Astor Capital, Inc. (incorporated by reference to
     Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.10 Letter Agreement, dated August 10, 2004, between Registrant and IIG Equity Opportunities Fund Ltd.*

10.11 Letter Agreement, dated August 10, 2004, between Registrant and Target Growth Fund Ltd.*

10.12 Letter Agreement, dated September 21, 2004 between Registrant and JRT Holdings.*

10.13 Letter Agreement, dated October 1, 2004, between Registrant and Ali Moussavi.*

10.14 Letter of Engagement dated August 19, 2005, between Trilogy Capital Partners, Inc. and Universal Detection Technology (incorporated by reference to Registrant's Current Report on Form 8-K filed on September 28, 2005).

10.15  Form of Stock Purchase Warrant

10.16  Stock Purchase Warrant issued to Trilogy Capital Partners

10.17 Investment Agreement by and between Universal Detection Technology, a California corporation, and European Equity Group.

10.18  Form of Consulting Agreement

21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, filed March 31, 2004).

23.1   Consent of Sichenzia Ross Friedman Ference LLP (as set forth in Exhibit
       5.1).

23.2   Consent of Independent Auditors - AJ. Robbins, P.C.

-----------------------
* previously filed

(b) The following financial statement schedule is filed herewith:

Other financial statement schedules are omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of February, 2006.

                         UNIVERSAL DETECTION CORPORATION


                        /s/ Jacques Tizabi
                        -----------------------------------------
                        Jacques Tizabi
                        Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME                                TITLE                                     DATE

/s/ Jacques Tizabi
----------------------------
Jacques Tizabi                      President, Chief Executive Officer &    February 14, 2006
                                    Acting Chief Financial Officer

/s/ Michael Collins
----------------------------
Michael Collins                     Director, Secretary                     February 14, 2006

/s/ Matin Emouna
----------------------------
Matin Emouna                        Director                                February 14, 2006